Exhibit 2.1

Execution Version

CONTRIBUTION AGREEMENT

BY AND AMONG

SEMGROUP CORPORATION,

ROSE ROCK MIDSTREAM HOLDINGS, LLC,

ROSE ROCK MIDSTREAM GP, LLC,

ROSE ROCK MIDSTREAM, L.P.

AND

ROSE ROCK MIDSTREAM OPERATING, LLC

December 12, 2013

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		2
1.1	Definitions	2
1.2	Construction	9

ARTICLE II CONTRIBUTION AND CLOSING		10
2.1	Contribution	10
2.2	Consideration	10
2.3	Closing and Closing Deliveries	10

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE CONTRIBUTING PARTIES		12
3.1	Organization	12
3.2	Authority and Approval	12
3.3	No Conflict; Consents	13
3.4	Capitalization; Title to Subject Interest	14
3.5	Financial Statements; Undisclosed Liabilities	14
3.6	Working Capital and SemCrude Pipeline Assets	15
3.7	Title to Assets	15
3.8	Litigation; Laws and Regulations	16
3.9	No Adverse Changes	16
3.10	Taxes	17
3.11	Environmental Matters	17
3.12	Licenses; Permits	18
3.13	Employees and Employee Benefits	19
3.14	Contracts	20
3.15	Transactions with Affiliates	21
3.16	Investment Company Act; FERC	21
3.17	Brokerage Arrangements	21
3.18	Capital Commitments	21
3.19	Investment Intent	21
3.20	Conflicts Committee Matters	22
3.21	Waivers and Disclaimers	23

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP PARTIES		23
4.1	Organization and Existence	23
4.2	Authority and Approval	24
4.3	No Conflict; Consents	25
4.4	Brokerage Arrangements	25
4.5	Litigation	25
4.6	Valid Issuance; Listing; Authorization	26
4.7	SEC Filings	26
4.8	Investment Intent	27
4.9	Waivers and Disclaimers	27

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ARTICLE V ADDITIONAL AGREEMENTS, COVENANTS, RIGHTS AND OBLIGATIONS		27
5.1	Operation of SemCrude Pipeline and White Cliffs Pipeline	27
5.2	Supplemental Disclosure	28
5.3	Access to Books and Records	28
5.4	Cooperation; Further Assurances	29
5.5	Distributions of White Cliffs Pipeline	29
5.6	Pre-Funding of White Cliffs Capital Calls	30

ARTICLE VI CONDITIONS TO CLOSING		30
6.1	Conditions to the Obligation of the Partnership Parties	30
6.2	Conditions to the Obligation of the Contributing Parties	31

ARTICLE VII TAX MATTERS		32
7.1	Liability for Taxes	32
7.2	Tax Returns	33
7.3	Tax Treatment of Indemnity Payments	33
7.4	Transfer Taxes	33
7.5	Survival	34
7.6	Conflict	34
7.7	Tax Characterization of Transaction	34

ARTICLE VIII TERMINATION		34
8.1	Events of Termination	34
8.2	Effect of Termination	35

ARTICLE IX INDEMNIFICATION UPON CLOSING		36
9.1	Indemnification of the Partnership Parties	36
9.2	Indemnification of the Contributing Parties	36
9.3	Tax Indemnification	36
9.4	Survival	36
9.5	Demands	37
9.6	Right to Contest and Defend	38
9.7	Cooperation	38
9.8	Right to Participate	39
9.9	Payment of Damages	39
9.10	Limitations on Indemnification	39
9.11	Sole Remedy	40

ARTICLE X MISCELLANEOUS		40
10.1	Expenses	40
10.2	Notices	40
10.3	Governing Law; Jurisdiction	41
10.4	Public Statements	42
10.5	Entire Agreement; Amendments and Waivers	42
10.6	Conflicting Provisions	42
10.7	Binding Effect; Assignment; Parties in Interest	42

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10.8	Severability	43
10.9	Interpretation	43
10.10	Headings and Disclosure Schedules	43
10.11	Multiple Counterparts	44
10.12	Action by Partnership Parties	44

Exhibits

Exhibit A	Conveyance Agreement
Exhibit B	Partnership Agreement Amendment

Schedules*

Schedule 3.3	No Conflicts; Consents
Schedule 3.4	Capitalization; Title to Subject Interest
Schedule 3.5(a)	White Cliffs Pipeline Financial Statements
Schedule 3.5(b)	SemCrude Pipeline Financial Statements
Schedule 3.5(c)	Undisclosed Liabilities
Schedule 3.7	Title to Assets
Schedule 3.8	Litigation; Laws and Regulation
Schedule 3.9	No Adverse Changes
Schedule 3.10	Taxes
Schedule 3.11	Environmental Matters
Schedule 3.12	Licenses; Permits
Schedule 3.14	Contracts
Schedule 3.15	Transactions with Affiliates
Schedule 4.3	No Conflicts; Consents

*	Omitted. The registrant agrees to furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon its request.

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CONTRIBUTION AGREEMENT

This Contribution Agreement (this “Agreement”) is made and entered into as of December 12, 2013, by and among SemGroup Corporation, a Delaware corporation (“SemGroup”), Rose Rock Midstream Holdings, LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of SemGroup (“RRMH”), Rose Rock Midstream GP, LLC, a Delaware limited liability company and an indirect, wholly-owned subsidiary of SemGroup (the “General Partner”), Rose Rock Midstream, L.P., a Delaware limited partnership (the “Partnership”), and Rose Rock Midstream Operating, LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of the Partnership (“RRMO”). SemGroup, RRMH and the General Partner are referred to herein collectively as the “Contributing Parties,” the Partnership and RRMO are referred to herein collectively as the “Partnership Parties” and the Contributing Parties and Partnership Parties are referred to herein collectively as the “Parties.”

R E C I T A L S

WHEREAS, RRMH and RRMO own 66.67% and 33.33% of the membership interests in SemCrude Pipeline, L.L.C., a Delaware limited liability company (“SemCrude Pipeline”), respectively;

WHEREAS, SemCrude Pipeline owns a 51% membership interest in White Cliffs Pipeline, L.L.C., a Delaware limited liability company (“White Cliffs Pipeline”), which is operated by Rose Rock Midstream Crude, L.P., a Delaware limited partnership and an indirect, wholly-owned subsidiary of the Partnership (the “Operator”), pursuant to that certain Pipeline System Operations and Maintenance Agreement, dated as of November 30, 2009, by and between White Cliffs Pipeline and the Operator (formerly known as SemCrude, L.P.);

WHEREAS, subject to the terms and conditions set forth herein and pursuant to the Conveyance Agreement, the Contributing Parties desire to contribute, and the Partnership Parties desire to accept, 33.33% of the outstanding membership interests in SemCrude Pipeline (the “Subject Interest”) in exchange for the Aggregate Consideration;

WHEREAS, after giving effect to the completion of the contribution of the Subject Interest referred to above pursuant to the terms of this Agreement and the Conveyance Agreement, RRMH and RRMO will directly own a 33.34% and 66.66% membership interest in SemCrude Pipeline, respectively, and indirectly own a 17% and 34% membership interest in White Cliffs Pipeline, respectively; and

WHEREAS, the Conflicts Committee has previously (i) received an opinion of Evercore Group L.L.C., the financial advisor to the Conflicts Committee, that the consideration to be paid pursuant to the transactions contemplated hereunder is fair, from a financial point of view, to the public holders of Common Units of the Partnership and (ii) determined that this Agreement and the transactions contemplated hereunder are in the best interests of the Partnership, found this Agreement and the transactions contemplated hereunder to be fair and reasonable to the Partnership and its public holders of Common Units, and recommended that the board of directors of the General Partner approve this Agreement and the transactions contemplated hereunder;

NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements and conditions contained herein, the Parties agree as follows:

ARTICLE I

DEFINITIONS

1.1	Definitions.

The terms defined in this Section 1.1 shall, when used in this Agreement, have the respective meanings specified herein, with each such definition equally applicable to both singular and plural forms of the terms so defined:

“Additional GP Interest” means $2,037,245.

“Additional GP Units” means 56,122 Notional General Partner Units.

“Additional LP Units” means 1,250,000 Class A Units and 1,500,000 Common Units.

“Affiliate,” when used with respect to a Person, means any other Person that directly or indirectly Controls, is Controlled by or is under common Control with such first Person; provided, however, that, unless expressly provided otherwise, (a) with respect to the Contributing Parties, the term “Affiliate” shall exclude each of the Partnership Entities and (b) with respect to the Partnership Parties, the term “Affiliate” shall exclude each of the SemGroup Entities.

“Aggregate Consideration” has the meaning assigned to such term in Section 2.2.

“Agreement” has the meaning assigned to such term in the preamble.

“Amended SemCrude Pipeline LLC Agreement” means the Amended and Restated Operating Agreement of SemCrude Pipeline dated as of January 11, 2013.

“Ancillary Documents” means the Contributing Parties Ancillary Documents and the Partnership Ancillary Documents.

“Associated Employees” has the meaning assigned to such term in Section 3.13(a).

“Business Day” means any day other than a Saturday, Sunday or legal holiday on which banks in Tulsa, Oklahoma are authorized or obligated by Law to close.

“Capital Contribution Adjustment Amount” means an amount equal to 33.33% of the sum of all capital contributions made by SemCrude Pipeline to White Cliffs Pipeline on or after December 1, 2013 and prior to the Closing Date, as specified on Schedule 1.1.

“Cash Consideration” means an amount equal to (a) $173,137,755 plus (b) the Capital Contribution Adjustment Amount, and minus (c) the Cash Distribution Adjustment Amount.

“Cash Distribution Adjustment Amount” means an amount equal to 33.33% of the sum of all distributions made by White Cliffs Pipeline to SemCrude Pipeline attributable to White Cliffs Pipeline’s operations on or after December 1, 2013 and distributed on or after December 1, 2013 and prior to the Closing Date, if applicable.

“Ceiling Amount” has the meaning assigned to such term in Section 9.10(a).

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act.

“Class A Units” means the Class A Units of the Partnership containing the rights, preferences and privileges ascribed to such units in the Partnership Agreement Amendment.

“Closing” has the meaning assigned to such term in Section 2.3(a).

“Closing Date” has the meaning assigned to such term in Section 2.3(a).

“Code” means the Internal Revenue Code of 1986, as amended, and the Treasury Regulations issued thereunder.

“Commission” means the United States Securities and Exchange Commission.

“Common Units” has the meaning assigned to such term in the Partnership Agreement.

“Conflicts Committee” has the meaning assigned to such term in the Partnership Agreement.

“Contributing Indemnified Parties” has the meaning assigned to such term in Section 9.2.

“Contributing Parties” has the meaning assigned to such term in the preamble.

“Contributing Parties Aggregated Group” has the meaning assigned to such term in Section 3.13(e).

“Contributing Parties Ancillary Document” means each agreement, document or certificate to be delivered by the Contributing Parties at the Closing pursuant to Section 2.3(b), including the Conveyance Agreement.

“Contributing Parties Closing Certificate” has the meaning assigned to such term in Section 6.1(a).

“Contributing Parties Fundamental Representations” has the meaning assigned to such term in Section 9.10(a).

“Control,” and its derivatives, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person.

“Conveyance Agreement” has the meaning assigned to such term in Section 2.1.

“Damages” means liabilities and obligations, including all losses, deficiencies, costs, expenses, fines, interest, expenditures, judgments, damages and reasonable attorneys’ fees and reasonable expenses of investigating, defending and prosecuting litigation.

“Delaware LP Act” means the Delaware Revised Uniform Limited Partnership Act.

“Disclosure Schedules” means the disclosure schedules to this Agreement.

“Environmental Laws” means any federal, state or local Laws that regulate or otherwise pertain to the protection of the environment, including the management, control, discharge, emission, treatment, containment, handling, removal, use, generation, permitting, migration, storage, release, transportation, disposal, remediation, manufacture, processing or distribution of Hazardous Materials that are or may present a threat to the environment, including the following Laws, as amended as of the date hereof and interpreted by the highest court of competent jurisdiction through the date hereof: (a) the Resource Conservation and Recovery Act; (b) the Clean Air Act; (c) CERCLA; (d) the Federal Water Pollution Control Act; (e) the Safe Drinking Water Act; (f) the Toxic Substances Control Act; (g) the Emergency Planning and Community Right-to Know Act; (h) the National Environmental Policy Act; (i) the Pollution Prevention Act of 1990; (j) the Oil Pollution Act of 1990; (k) the Hazardous Materials Transportation Act and (l) all rules, regulations, orders, judgments, decrees promulgated or issued with respect to the foregoing Environmental Laws by Governmental Authorities with jurisdiction in the premises. Notwithstanding the foregoing, the term “Environmental Laws” does not include operating practices or standards that may be employed or adopted by other industry participants or recommended by a Governmental Authority that are not required by such federal, state or local Laws.

“Environmental Permits” has the meaning assigned to such term in Section 3.11.

“ERISA” has the meaning assigned to such term in Section 3.13(b).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FERC” means the Federal Energy Regulatory Commission.

“Financial Statements” has the meaning assigned to such term in Section 3.5(b).

“GAAP” means generally accepted accounting principles in the United States of America.

“General Partner” has the meaning assigned to such term in the preamble.

“Governmental Authority” means any federal, state, municipal or other governmental court, department, commission, board, bureau, agency or instrumentality.

“Hazardous Materials” means any substance, whether solid, liquid, or gaseous: (a) which is listed, defined, or regulated as a “hazardous material,” “hazardous waste,” “solid waste,” “hazardous substance,” “toxic substance,” “pollutant,” or “contaminant,” or otherwise classified or regulated or subject to liability in or pursuant to any Environmental Law; or (b) which is or contains asbestos, polychlorinated biphenyls, radon, urea formaldehyde foam insulation, explosives, or radioactive materials; or (c) which causes or threatens to cause contamination, nuisance with respect to any properties, or a hazard to the environment or to the health or safety of Persons on or about any properties.

“Indemnity Claim” has the meaning assigned to such term in Section 9.5(a).

“Investment Company Act” has the meaning assigned to such term in Section 3.16(a).

“Knowledge,” as used in this Agreement with respect to a Party, means the actual knowledge of that Party’s designated personnel after due inquiry. The designated personnel for the Contributing Parties are Robert Fitzgerald, Candice Cheeseman, Peter Schwiering, Mark Magers, Tom Soluri and Dave Minielly. The designated personnel for the Partnership Parties are Candice Cheeseman.

“Law” means any applicable law, common law, statute or ordinance of any nation or state, including the United States of America, and any political subdivision thereof, including any state of the United States of America, any rule, regulation or executive order promulgated by any Governmental Authority or any applicable judgment, order, decree or decision of any court or other Governmental Authority having the effect of law in any such jurisdiction.

“Lien” means any mortgage, deed of trust, lien, security interest, pledge, conditional sales contract, charge, right of first refusal, drag-along or tag-along right or other encumbrance.

“Material Adverse Effect” means any change, effect, event, occurrence, condition or other circumstance that: (a) materially and adversely affects the business, assets, liabilities, properties, financial condition or results of operations of SemCrude Pipeline, White Cliffs Pipeline or the Subject Interest, individually or in the aggregate, other than any such change, effect, event, occurrence, condition or other circumstance to the extent resulting or arising from (i) any change in the interstate crude oil transportation industry generally (including any change in the prices of crude oil or other hydrocarbon products or industry margins), (ii) any change in general market, economic, financial or political conditions, including any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack, (iii) any regulatory changes or changes in Law or GAAP, (iv) the entry into or announcement of this Agreement, actions contemplated by this Agreement or the consummation of the transactions contemplated hereby, provided that in the case of clauses (i), (ii) or (iii), the impact on SemCrude Pipeline or White Cliffs Pipeline is not disproportionate to the impact on other interstate crude oil pipeline companies; or (b) hinders, delays or impedes the ability of any Contributing Party to perform its obligations under the Agreement or the Contributing Parties Ancillary Documents or to consummate the transactions contemplated by this Agreement or any Contributing Parties Ancillary Document.

“Material Contract” has the meaning assigned to such term in Section 3.14(b).

“Notice” has the meaning assigned to such term in Section 10.2.

“Notional General Partner Unit” has the meaning assigned to such term in the Partnership Agreement.

“Operator” has the meaning assigned to such term in the recitals.

“Ownership Percentage” means with respect to (a) the Contributing Parties, 33.34% with respect to SemCrude Pipeline and 17% with respect to White Cliffs Pipeline and (b) the Partnership Parties, 66.66% with respect to SemCrude Pipeline and 34% with respect to White Cliffs Pipeline.

“Parties” has the meaning assigned to such term in the preamble.

“Partnership” has the meaning assigned to such term in the preamble.

“Partnership Agreement” means the Second Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of December 14, 2011, as amended by Amendment No. 1 thereto dated January 11, 2013.

“Partnership Agreement Amendment” has the meaning assigned to such term in Section 2.3(b).

“Partnership Ancillary Document” means each agreement, document or certificate to be delivered by the Partnership Parties at the Closing pursuant to Section 2.3(c), including the Conveyance Agreement.

“Partnership Debt” has the meaning assigned to such term in Section 7.7.

“Partnership Entities” means the Partnership Parties and their subsidiaries.

“Partnership Financial Statements” has the meaning assigned to such term in Section 4.7.

“Partnership Fundamental Representations” has the meaning assigned to such term in Section 9.10(b).

“Partnership Indemnified Parties” has the meaning assigned to such term in Section 9.1.

“Partnership Material Adverse Effect” means any change, effect, event, occurrence, condition or other circumstance that: (a) materially and adversely affects the business, assets, liabilities, properties, financial condition or results of operations of any Partnership Party, individually or in the aggregate, other than any such change, effect, event, occurrence, condition or other circumstance to the extent resulting or arising from (i) any change in the interstate crude oil transportation industry generally (including any change in the prices of crude oil or other hydrocarbon products or industry margins), (ii) any change in general market, economic, financial or political conditions, including any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack, (iii) any regulatory changes or changes in Law or GAAP, (iv) the entry into or announcement of this Agreement, actions contemplated by this Agreement or the consummation of the transactions contemplated hereby, provided that in the case of clauses (i), (ii) or (iii), the impact on such Partnership Party is not disproportionate to the impact on other interstate crude oil pipeline companies; or (b) hinders, delays or impedes the ability of any Partnership Party to perform its obligations under this Agreement or the Partnership Ancillary Documents or to consummate the transactions contemplated by this Agreement or any Partnership Ancillary Document.

“Partnership Parties” has the meaning assigned to such term in the preamble.

“Partnership Parties Closing Certificate” has the meaning assigned to such term in Section 6.2(a).

“Permits” has the meaning assigned to such term in Section 3.12.

“Permitted Liens” means all: (a) to the extent no amounts secured thereby are past due or are being contested in good faith by appropriate proceedings and as to which adequate reserves, if any, have been established, mechanics’, materialmen’s, carriers’, workmen’s, repairmen’s, vendors’, operators’ or other like Liens entered into in the ordinary course of business consistent with past practices, if any, that do not materially detract from the value of or materially interfere with the use of any of such Person’s assets subject thereto; (b) to the extent no amounts secured thereby are past due or are being contested in good faith by appropriate proceedings, Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practices; (c) title defects, rights of use, rights-of-way, permits, licenses, servitudes, sub-surface leases, grazing rights, logging rights, and easements (including the right to operate and maintain ponds, lakes, waterways, canals, ditches, reservoirs, equipment, pipelines, utility lines, railways, streets, roads and structures on, over or through any of such Person’s assets), if any, that, individually or in the aggregate, do not or would not impair in any material respect the use or occupancy of any material portion of such Person’s assets; (d) Liens for Taxes that are not due and payable, that may thereafter be paid without penalty or are being contested in good faith by appropriate proceedings and as to which adequate reserves, if any, have been established; (e) Liens supporting surety bonds, performance bonds and similar obligations issued in connection with any of such Person’s businesses; and (f) Liens that will be paid in full or released on or prior to the Closing.

“Person” means an individual or entity, including any partnership, corporation, association, trust, limited liability company, joint venture, unincorporated organization or Governmental Authority.

“Plans” has the meaning assigned to such term in Section 3.13(b).

“Revolving Credit Agreement” means the Credit Agreement, dated as of November 10, 2011, by and among the Partnership, as the borrower, certain subsidiaries of the Partnership, as guarantors, The Royal Bank of Scotland plc, as administrative agent and collateral agent, and the lenders party thereto, as amended.

“RRMH” has the meaning assigned to such term in the preamble.

“RRMO” has the meaning assigned to such term in the preamble.

“SEC Contract” has the meaning assigned to such term in Section 3.14(a).

“SEC Documents” has the meaning assigned to such term in Section 4.7.

“Securities Act” means the Securities Act of 1933, as amended.

“SemCrude Pipeline” has the meaning assigned to such term in the recitals.

“SemCrude Pipeline Financial Statements” has the meaning assigned to such term in Section 3.5(b).

“SemGroup” has the meaning assigned to such term in the preamble.

“SemGroup Entities” means the Contributing Parties and any other Person Controlled by SemGroup, other than the Partnership Entities.

“Subject Interest” has the meaning assigned to such term in the recitals.

“Tax” means all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any federal, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal income taxes and state income taxes), gross receipts taxes, net proceeds taxes, alternative or add-on minimum, sales taxes, use taxes, real property gains or transfer taxes, ad valorem taxes, property taxes, value-added taxes, franchise taxes, production taxes, severance taxes, windfall profit taxes, withholding taxes, payroll taxes, employment taxes, excise taxes and other obligations of the same or similar nature to any of the foregoing.

“Tax Items” has the meaning assigned to such term in Section 7.2(a).

“Tax Losses” has the meaning assigned to such term in Section 7.1(a).

“Tax Return” means all reports, estimates, declarations of estimated Tax, information statements and returns relating to, or required to be filed in connection with, any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.

“Taxing Authority” means, with respect to any Tax, the governmental body, entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision, including any governmental or quasi-governmental entity or agency that imposes, or is charged with collecting, social security or similar charges or premiums.

“Threshold Amount” has the meaning assigned to such term in Section 9.10(a).

“Transfer Taxes” has the meaning assigned to such term in Section 7.4.

“Transferred Assets” means the assets owned at the Closing by SemCrude Pipeline and White Cliffs Pipeline.

“Treasury Regulations” means the U.S. treasury regulations promulgated under the Code.

“Unit Consideration” means the Additional LP Units and the Additional GP Units.

“White Cliffs Pipeline” has the meaning assigned to such term in the recitals.

“White Cliffs Pipeline Financial Statements” has the meaning assigned to such term in Section 3.5(a).

“White Cliffs Pipeline LLC Agreement” means the Limited Liability Company Agreement of Front Range Pipeline, L.L.C., dated as of January 29, 2007, as amended by that certain First Amendment to the Limited Liability Company Agreement of White Cliffs Pipeline, L.L.C. (formerly known as Front Range Pipeline, L.L.C.), dated as of July 18, 2008, as further amended by that certain Amendment to the Limited Liability Company Agreement of White Cliffs Pipeline, L.L.C., dated as of June 2, 2009, as further amended by that certain Third Amendment to the Limited Liability Company Agreement of White Cliffs Pipeline, L.L.C., dated as of November 30, 2009, and as further amended by that certain Fourth Amendment to the Limited Liability Company Agreement of White Cliffs Pipeline, L.L.C., dated as of September 1, 2010.

1.2 Construction.

In construing and interpreting this Agreement: (a) the word “includes” and its derivatives means “includes, without limitation” and corresponding derivative expressions; (b) the currency amounts referred to herein, unless otherwise specified, are in United States dollars; (c) whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified; (d) unless otherwise specified, all references in this Agreement to “Article,” “Section,” “Disclosure Schedule,” “Exhibit,” “preamble” or “recitals” shall be references to an Article, Section, Disclosure Schedule, Exhibit, preamble or recitals hereto; (e) whenever the context requires, the words used in this Agreement shall include the masculine, feminine and neuter, as well as the singular and the plural; (f) references to a Party include its permitted successors and assigns; (g) except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; (h) the captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof; (i) “writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (j) the words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; and (k) any reference to applicable Law shall include any amendment thereof or any successor thereto and any rules and regulations promulgated thereunder, all as in effect as of the date hereof.

ARTICLE II

CONTRIBUTION AND CLOSING

2.1 Contribution.

At the Closing and subject to the terms and conditions set forth in this Agreement and in that certain Contribution, Conveyance and Assumption Agreement to be entered into by and among the parties thereto at the Closing in substantially the same form attached hereto as Exhibit A (the “Conveyance Agreement”), (a) the Contributing Parties shall grant, contribute, transfer, assign and convey the Subject Interest to the Partnership, and the Partnership shall acquire the Subject Interest from the Contributing Parties and (b) the Partnership shall then further grant, contribute, transfer, assign and convey the Subject Interest to RRMO.

2.2 Consideration.

(a) The aggregate consideration to be transferred by the Partnership to the Contributing Parties for the Subject Interest at the Closing shall consist of the following (collectively, the “Aggregate Consideration”):

(i) a cash distribution to the Contributing Parties of an amount equal to the Cash Consideration;

(ii) the issuance of the Additional LP Units; and

(iii) (A) the increase in the capital account of the General Partner by an amount equal to the Additional GP Interest and (B) the issuance of the Additional GP Units, in consideration for a contribution to the Partnership on behalf of the General Partner of the applicable portion of the Subject Interest.

(b) The Cash Consideration shall be paid by the Partnership at the Closing by wire or interbank transfer of immediately available funds to the account(s) specified by the Contributing Parties.

(c) The Additional LP Units shall be issued by the Partnership to the Contributing Parties or their designee(s), as provided in, or pursuant to, the Conveyance Agreement.

(d) The Additional GP Units shall be issued by the Partnership to the General Partner as provided in, or pursuant to, the Conveyance Agreement.

2.3 Closing and Closing Deliveries.

(a) The closing of the transactions contemplated hereby pursuant to this Agreement and the Conveyance Agreement (the “Closing”) will be held at the offices of SemGroup, 6120 South Yale Avenue, Suite 700, Tulsa, Oklahoma 74136 on or before the second (2nd) Business Day following satisfaction or waiver of the conditions to Closing set forth in Article VI, commencing at 9:00 a.m., Tulsa, Oklahoma time, or such other place, date and time as may be mutually agreed upon by the Parties. The “Closing Date,” as referred to herein, shall mean the date of the Closing.

(b) At the Closing, the Contributing Parties shall deliver, or cause to be delivered, to the Partnership Parties the following:

(i) a counterpart of the Conveyance Agreement, duly executed by each Contributing Party that is a party thereto;

(ii) the Contributing Parties Closing Certificate, duly executed by, or on behalf of, each of the Contributing Parties;

(iii) a certificate of good standing of recent date of each of SemCrude Pipeline and White Cliffs Pipeline, in each case, as certified by the Secretary of State of the State of Delaware;

(iv) the Amendment to the Partnership Agreement in substantially the same form attached hereto as Exhibit B (the “Partnership Agreement Amendment”), duly executed by the General Partner;

(v) a properly executed certificate of SemGroup that (x) RRMH and the General Partner are disregarded entities for federal income tax purposes and are wholly owned by SemGroup and (y) pursuant to Treasury Regulations Section 1.1445-2(b)(2), SemGroup is not a “foreign person” within the meaning of Section 1445 of the Code; and

(vi) such other certificates, instruments of conveyance and documents as may be reasonably requested by the Partnership Parties prior to the Closing Date to carry out the intent and purposes of this Agreement.

(c) At the Closing, the Partnership Parties shall deliver, or cause to be delivered, to the Contributing Parties the following:

(i) a counterpart of the Conveyance Agreement, duly executed by each Partnership Party that is a party thereto;

(ii) the Aggregate Consideration as provided in Section 2.2;

(iii) the Partnership Parties Closing Certificate, duly executed by, or on behalf of, each of the Partnership Parties; and

(iv) such other certificates, instruments of conveyance and documents as may be reasonably requested by the Contributing Parties prior to the Closing Date to carry out the intent and purposes of this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

OF THE CONTRIBUTING PARTIES

The Contributing Parties hereby represent and warrant to the Partnership Parties as of the date of this Agreement and as of the Closing Date, in each case, as follows:

3.1 Organization.

(a) SemGroup is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted. RRMH is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite limited liability company power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted.

(b) Each of SemCrude Pipeline and White Cliffs Pipeline is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite limited liability company power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted.

(c) Each of SemCrude Pipeline and White Cliffs Pipeline is duly licensed or qualified to do business in the states in which the character of the properties and assets owned or held by it or the nature of the business conducted by it requires it to be so licensed or qualified.

3.2 Authority and Approval.

(a) Each of the Contributing Parties has full corporate or limited liability company power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform all of the terms and conditions hereof to be performed by it. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the performance of all of the terms and conditions hereof to be performed by the Contributing Parties have been duly authorized and approved by all requisite corporate or limited liability company action of each of the Contributing Parties. This Agreement has been duly executed and delivered by each of the Contributing Parties and, assuming the due authorization, execution and delivery of this Agreement by the Partnership Parties, constitutes the valid and legally binding obligation of each of them, enforceable against each of the Contributing Parties in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a proceeding at law or in equity).

(b) Each of the Contributing Parties has full corporate or limited liability company power and authority to execute and deliver each Contributing Party Ancillary Document to which it is a party, to consummate the transactions contemplated thereby and to perform all of the terms and conditions thereof to be performed by it. The execution and delivery of each of the Contributing Party Ancillary Documents, the consummation of the transactions contemplated thereby and the performance of all of the terms and conditions thereof to be performed by each of the Contributing Parties which is a party thereto have been duly authorized and approved by all requisite corporate or limited liability company action of each such party. When executed and delivered by each of the parties thereto, each Contributing Party Ancillary Document will constitute a valid and legally binding obligation of each of the Contributing Parties that is a party thereto enforceable against each such party in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a proceeding at law or in equity).

3.3 No Conflict; Consents.

Except as set forth in Disclosure Schedule 3.3:

(a) the execution, delivery and performance of this Agreement by any of the Contributing Parties does not, and the execution, delivery and performance by any of the Contributing Parties of any of the Contributing Parties Ancillary Documents will not, and the fulfillment and compliance with the terms and conditions hereof and thereof and the consummation of the transactions contemplated hereby and thereby will not: (i) violate, conflict with any of, result in any breach of, or require the consent of any Person under, the terms, conditions or provisions of the certificate of incorporation, certificate of formation, bylaws, limited liability company agreement or equivalent governing instruments of any Contributing Party, SemCrude Pipeline or White Cliffs Pipeline; (ii) conflict with or violate any provision of any Law applicable to the Subject Interest, the Contributing Parties, SemCrude Pipeline or White Cliffs Pipeline; (iii) conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, or result in the suspension, termination or cancellation of, or in a right of suspension, termination or cancellation of, any indenture, mortgage, agreement, contract, commitment, license, concession, Permit, lease, joint venture or other agreement or instrument to which any of the Contributing Parties, SemCrude Pipeline or White Cliffs Pipeline is a party or by which it or any of their respective assets are bound; or (iv) result in the creation of any Lien (other than Permitted Liens) on the Subject Interest or any assets of SemCrude Pipeline or any assets of White Cliffs Pipeline, except in the case of clauses (ii), (iii) or (iv) for those items which, individually or in the aggregate, would not have (or be reasonably expected to have) a Material Adverse Effect; and

(b) no consent, approval, license, Permit, order or authorization of any Governmental Authority or other Person is required to be obtained or made by any of the Contributing Parties, SemCrude Pipeline or White Cliffs Pipeline in connection with the execution, delivery and performance of this Agreement and the Contributing Parties Ancillary Documents or the consummation of the transactions contemplated hereby or thereby, except (i) as have been waived or obtained or with respect to which the time for asserting such right has expired or (ii) for those that individually or in the aggregate, would not have a Material Adverse Effect (including such consents, approvals, orders or Permits that are not customarily obtained prior to the Closing and are reasonably expected to be obtained in the ordinary course of business consistent with past practices following the Closing).

3.4 Capitalization; Title to Subject Interest.

Except as set forth in Disclosure Schedule 3.4:

(a) RRMH owns beneficially and of record the Subject Interest free and clear of all Liens (other than those that will be paid in full or released on or prior to the Closing or other than those arising pursuant to the terms of the Amended SemCrude Pipeline LLC Agreement, the White Cliffs Pipeline LLC Agreement, this Agreement or the Contributing Parties Ancillary Documents or restrictions on transfer under applicable federal and state securities Laws). The Subject Interest is not subject to any agreements or understandings with respect to the voting or transfer of the Subject Interest (other than those arising pursuant to the terms of the Amended SemCrude Pipeline LLC Agreement, the White Cliffs Pipeline LLC Agreement, this Agreement or the Contributing Parties Ancillary Documents or restrictions on transfer under applicable federal and state securities Laws). The Subject Interest has been duly authorized and is validly issued and fully paid (to the extent required under the Amended SemCrude Pipeline LLC Agreement) and the membership interest of White Cliffs Pipeline owned by SemCrude Pipeline has been duly authorized and is validly issued and fully paid (to the extent required under the White Cliffs Pipeline LLC Agreement).

(b) There are no outstanding subscriptions, options, warrants, preemptive rights, preferential purchase rights, rights of first refusal or any similar rights issued or granted by, or binding upon, SemCrude Pipeline, White Cliffs Pipeline or any of the Contributing Parties to purchase or otherwise acquire or to sell or otherwise dispose of any security of or equity interest in SemCrude Pipeline or White Cliffs Pipeline, except the contribution of the Subject Interest as contemplated by this Agreement and the Conveyance Agreement and as may be contained in the Amended SemCrude Pipeline LLC Agreement or the White Cliffs Pipeline LLC Agreement.

(c) SemCrude Pipeline owns a 51% membership interest in White Cliffs Pipeline. Other than as set forth in the immediately preceding sentence, SemCrude Pipeline does not own any equity interest, directly or indirectly, in any Person.

3.5 Financial Statements; Undisclosed Liabilities.

(a) The Contributing Parties have made available to the Partnership Parties true, complete and correct copies of the audited annual balance sheet of White Cliffs Pipeline as of December 31, 2012, and the related statements of income and cash flows for the year then ended, and the unaudited and unadjusted balance sheet of White Cliffs Pipeline for the nine-month period ended September 30, 2013 and the related statements of income and cash flows for the period then ended (collectively, the “White Cliffs Pipeline Financial Statements”). Except as set forth in Disclosure Schedule 3.5(a), the White Cliffs Pipeline Financial Statements (including any notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and present fairly the financial condition of White Cliffs Pipeline as of such dates and the results of operations of White Cliffs Pipeline for such periods (other than for changes in accounting principles disclosed therein and, with respect to the unaudited financial statements, for normal and recurring year-end adjustments and the absence of financial footnotes).

(b) The Contributing Parties have made available to the Partnership Parties true, complete and correct copies of the audited annual balance sheet of SemCrude Pipeline as of December 31, 2012, and the related statements of income and cash flows for the year then ended, and of the unaudited and unadjusted balance sheet of SemCrude Pipeline for the nine-month period ended September 30, 2013 and the related statements of income and cash flows for the period then ended (collectively, the “SemCrude Pipeline Financial Statements” and, together with the White Cliffs Pipeline Financial Statements, the “Financial Statements”). Except as set forth in Disclosure Schedule 3.5(b), the SemCrude Pipeline Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period covered thereby and present fairly the financial condition of SemCrude Pipeline as of such date and the results of operations of SemCrude Pipeline for such period (other than for changes in accounting principles disclosed therein and for normal and recurring year-end adjustments and the absence of financial footnotes).

(c) There are no liabilities or obligations of SemCrude Pipeline or White Cliffs Pipeline (whether accrued, absolute, contingent or otherwise) and there are no facts or circumstances that would result in any such liabilities or obligations, other than (i) liabilities or obligations reflected or reserved against in the Financial Statements or described in the footnotes thereto, (ii) liabilities or obligations incurred in the ordinary course of business consistent with past practices since September 30, 2013, (iii) liabilities or obligations arising under executory contracts entered into in the ordinary course of business consistent with past practices, (iv) liabilities not required to be presented by GAAP in unaudited financial statements, (v) liabilities or obligations under this Agreement, (vi) liabilities or obligations disclosed in Disclosure Schedule 3.5(c) and (vii) other liabilities or obligations which, in the aggregate, would not have a Material Adverse Effect.

Notwithstanding the foregoing, the Contributing Parties make no representation or warranty, express or implied, under this Section 3.5 relating to Tax matters, which are exclusively addressed in Section 3.10.

3.6 Working Capital and SemCrude Pipeline Assets.

(a) As of the date of this Agreement and the Closing Date, each of SemCrude Pipeline and, to the Contributing Parties’ Knowledge, White Cliffs Pipeline has (and will have) a level of working capital that is adequate for its level of operations, consistent with past practices.

(b) SemCrude Pipeline has no assets other than its equity ownership interests in White Cliffs Pipeline.

3.7 Title to Assets.

Except as set forth in Disclosure Schedule 3.7 and as would not, individually or in the aggregate, have (or be reasonably expected to have) a Material Adverse Effect, SemCrude Pipeline and White Cliffs Pipeline each has good and valid title to its respective property interests and the assets used or necessary to conduct their respective businesses as presently conducted, free and clear of any Liens, except for any Permitted Liens.

3.8 Litigation; Laws and Regulations.

Except as set forth in Disclosure Schedule 3.8 or in the footnotes to the Financial Statements:

(a) There are no (i) civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or proceedings pending or, to the Contributing Parties’ Knowledge, threatened (A) against or affecting the Subject Interest, SemCrude Pipeline or its assets or businesses or White Cliffs Pipeline or its assets or businesses or (B) that (1) alleges the invalidity or unenforceability of any of the Contributing Parties’ obligations under this Agreement or any of the Contributing Parties Ancillary Documents or (2) seeks to prevent or delay the consummation by the Contributing Parties of the transactions contemplated by this Agreement or any of the Contributing Parties Ancillary Documents; or (ii) judgments, orders, decrees or injunctions of any Governmental Authority, whether at law or in equity, (A) against or affecting SemCrude Pipeline or its assets or businesses or the Subject Interest or White Cliffs Pipeline or its assets or businesses, or (B) that (1) alleges the invalidity or unenforceability of any of the Contributing Parties’ obligations under this Agreement or any of the Contributing Parties Ancillary Documents or (2) seeks to prevent or delay the consummation by the Contributing Parties of the transactions contemplated by this Agreement or any of the Contributing Parties Ancillary Documents, except in each case of (i) and (ii) of this Section 3.8(a), for those items that would not, individually or in the aggregate, have a Material Adverse Effect.

(b) SemCrude Pipeline is not and, to the Contributing Parties’ Knowledge, White Cliffs Pipeline is not, in violation of or in default under any applicable Law, except as would not, individually or in the aggregate, have a Material Adverse Effect.

Notwithstanding the foregoing, the Contributing Parties make no representation or warranty, express or implied, under this Section 3.8 relating to Tax matters, which are exclusively addressed in Section 3.10, Environmental matters, which are exclusively addressed in Section 3.11, Permits, which are exclusively addressed in Section 3.12, employee or employee benefits matters, which are exclusively addressed in Section 3.13, or the Investment Company Act or FERC matters, which are exclusively addressed in Section 3.16.

3.9 No Adverse Changes.

Except as set forth in Disclosure Schedule 3.9 or as described in the Financial Statements, from September 30, 2013 to the date of this Agreement:

(a) there has not been a Material Adverse Effect applicable to SemCrude Pipeline or White Cliffs Pipeline or any of their respective material assets;

(b) the assets of SemCrude Pipeline and, to the Contributing Parties’ Knowledge, White Cliffs Pipeline have been operated and maintained in the ordinary course of business consistent with past practices;

(c) there has not been any material damage or destruction to any material portion of the assets of SemCrude Pipeline or, to the Contributing Parties’ Knowledge, White Cliffs Pipeline, other than such damage or destruction that has been repaired and such assets are available for service or operation;

(d) there has been no delay in, or postponement of, the payment of any liabilities by SemCrude Pipeline or, to the Contributing Parties’ Knowledge, White Cliffs Pipeline in excess of $500,000; and

(e) there is no contract, commitment or agreement for SemCrude Pipeline or, to the Contributing Parties’ Knowledge, White Cliffs Pipeline to do any of the foregoing.

3.10 Taxes.

(a) Except as set forth in Disclosure Schedule 3.10 or as reflected on the Financial Statements and, with respect to White Cliffs Pipeline, to the Contributing Parties’ Knowledge, (i) SemCrude Pipeline and White Cliffs Pipeline have filed or the Contributing Parties and their Affiliates have caused to be filed all Tax Returns required to be filed by SemCrude Pipeline or White Cliffs Pipeline or with respect to the Transferred Assets on a timely basis (taking into account all legal extensions of due dates); (ii) all such Tax Returns were complete and correct; (iii) all Taxes owed by SemCrude Pipeline or White Cliffs Pipeline or with respect to the Transferred Assets which are or have become due have been timely paid in full; (iv) there are no Liens on the Subject Interest or the Transferred Assets that arose in connection with any failure (or alleged failure) to pay any Tax on the Transferred Assets or with respect to the Subject Interest, other than Liens for Taxes not yet due and payable; (v) there is no pending action, proceeding or, to the Knowledge of the Contributing Parties, investigation for assessment or collection of Taxes and no Tax assessment, deficiency or adjustment has been asserted or proposed with respect to SemCrude Pipeline, White Cliffs Pipeline or the Transferred Assets; (vi) since the date of its formation, SemCrude Pipeline has been treated as a partnership or a disregarded entity for federal income tax purposes; and (vii) since the date of its formation, White Cliffs Pipeline has been treated as a partnership for federal income tax purposes.

(b) For the period that includes the most recent four calendar quarters ending before the Closing Date and the portion of the calendar quarter up to and including the Closing Date, more than 90% of the gross income with respect to the Transferred Assets will be income from the exploration, development, mining or production, processing, refining, transportation (including pipelines transporting gas, oil or products thereof), storage or marketing of any mineral or natural resource, or other items of income that are “qualifying income” within the meaning of Section 7704(d) of the Code.

3.11 Environmental Matters.

Except as set forth in Disclosure Schedule 3.11, as reflected on the Financial Statements or as would not, individually or in the aggregate, have (or be reasonably expected to have) a Material Adverse Effect: (a) SemCrude Pipeline and its assets, operations and businesses and White Cliffs Pipeline and its assets, operations and businesses are and have been in compliance with applicable Environmental Laws; (b) neither SemCrude Pipeline nor White Cliffs Pipeline has any obligation to investigate, remediate, monitor or otherwise address (including paying for such action) the presence, on-site or offsite, of Hazardous Materials under any applicable Environmental Laws; (c) SemCrude Pipeline and its assets, operations and businesses and White Cliffs Pipeline and its assets, operations and businesses are not subject to any pending or, to the Contributing Parties’ Knowledge, threatened, claim, action, suit, investigation, inquiry or proceeding under any Environmental Law (including designation as a potentially responsible party under CERCLA or any similar local or state Law); (d) all notices, Permits, Permit exemptions, licenses or similar authorizations, if any, required to be obtained or filed by SemCrude Pipeline with respect to its assets, operations and businesses and White Cliffs Pipeline with respect to its assets, operations and businesses, by any Contributing Party under any Environmental Law (“Environmental Permits”) in connection with SemCrude Pipeline’s or White Cliffs Pipeline’s businesses or assets have been duly obtained or filed and are valid and currently in full force and effect; (e) each of SemCrude Pipeline and White Cliffs Pipeline has complied in all material respects with the terms and conditions of such Environmental Permits; (f) such Environmental Permits will not be subject to suspension, modification, revocation or non-renewal as a result of the execution and delivery of this Agreement and the Contributing Parties Ancillary Documents or the consummation of the transactions contemplated hereby or thereby (including such Environmental Permits that are not customarily obtained prior to the Closing and are reasonably expected to be obtained in the ordinary course of business consistent with past practices following the Closing); (g) no proceeding is pending or, to the Contributing Parties’ Knowledge, threatened with respect to any alleged failure by SemCrude Pipeline or White Cliffs Pipeline to have any material Environmental Permit necessary for the operation of any of SemCrude Pipeline’s or White Cliffs Pipeline’s assets or the conduct of their respective businesses or to be in compliance therewith; and (h) there has been no release of any Hazardous Material into the environment by SemCrude Pipeline or White Cliffs Pipeline at or from their assets, operations and businesses except in compliance with applicable Environmental Law.

3.12 Licenses; Permits.

Except as set forth in Disclosure Schedule 3.12: (a) SemCrude Pipeline and, to the Contributing Parties’ Knowledge, White Cliffs Pipeline have all licenses, permits and authorizations issued or granted by Governmental Authorities (collectively, “Permits”) that are material and necessary for the conduct of SemCrude Pipeline’s and White Cliffs Pipeline’s businesses as they are now being conducted, (b) all such Permits are validly held by SemCrude Pipeline and, to the Contributing Parties’ Knowledge, White Cliffs Pipeline and are in full force and effect in all material respects, (c) SemCrude Pipeline and, to the Contributing Parties’ Knowledge, White Cliffs Pipeline have complied in all material respects with the terms and conditions of such Permits and (d) such Permits will not be subject to suspension, modification, revocation or non-renewal as a result of the execution and delivery of this Agreement and the Contributing Parties Ancillary Documents or the consummation of the transactions contemplated hereby or thereby, except as would not, individually or in the aggregate, have (or be reasonably expected to have) a Material Adverse Effect (including such Permits that are not customarily obtained prior to the Closing and are reasonably expected to be obtained in the ordinary course of business consistent with past practices following the Closing). No proceeding is pending or, to the Contributing Parties’ Knowledge, threatened with respect to any alleged failure by SemCrude Pipeline or White Cliffs Pipeline to have any material Permit necessary for the operation of any of SemCrude Pipeline’s or White Cliffs Pipeline’s assets or the conduct of their respective businesses or to be in material compliance therewith. Notwithstanding the foregoing, the Contributing Parties make no representation or warranty, express or implied, under this Section 3.12 relating to Environmental Permits, which are exclusively addressed in Section 3.11.

3.13 Employees and Employee Benefits.

(a) Neither SemCrude Pipeline nor White Cliffs Pipeline has any employees. None of the employees of the Contributing Parties or their Affiliates who provide exclusive or shared services to SemCrude Pipeline, White Cliffs Pipeline or with respect to their assets (collectively, the “Associated Employees”) are covered by a collective bargaining agreement. Except as would not result in any liability to SemCrude Pipeline or White Cliffs Pipeline, there are no facts or circumstances that have resulted or would result in a claim against SemCrude Pipeline or White Cliffs Pipeline on behalf of an individual or a class in excess of $500,000 for unlawful discrimination, unpaid overtime or any other violation of state or federal Laws relating to employment of the Associated Employees or any claims relating to any liability under ERISA.

(b) All compensation or benefit plan, agreement, program or policy (whether written or oral, formal or informal) for the benefit of any present or former directors, officers, employees, agents, consultants or other similar representatives, including, but not limited to, any “employee benefit plan” as defined in section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (the foregoing are hereinafter collectively referred to as “Plans”) in which Associated Employees participate are sponsored or maintained by a Contributing Party or an Affiliate of a Contributing Party.

(c) Each Plan in which Associated Employees participate and which is intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified or relies on an opinion letter issued by the Internal Revenue Service with respect to a base prototype plan document.

(d) Each Plan in which Associated Employees participate is and has been maintained in material compliance with its terms and the provisions of all applicable Laws, including, without limitation, ERISA and the Code.

(e) Neither a Contributing Party nor any entity treated as a single employer with a Contributing Party for purposes of Section 414(b), (c), (m) or (o) of the Code (the “Contributing Parties Aggregated Group”) has incurred any material liability under Title IV of ERISA (other than for the payment of benefits or Pension Benefit Guaranty Corporation insurance premiums, in either case in the ordinary course).

(f) Other than any liabilities for which SemCrude Pipeline and White Cliffs Pipeline have no responsibility or obligation, neither a Contributing Party nor any member of the Contributing Party Aggregated Group is obligated to contribute to any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) in respect of which a Contributing Party or any member of the Contributing Party Aggregated Group has or may reasonably be expected to incur any withdrawal liability (as defined in Section 4201 of ERISA) that would result in a Material Adverse Effect.

(g) Except as would not result in any liability to SemCrude Pipeline or White Cliffs Pipeline, the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any subsequent employment-related event) result in any payment becoming due, result in the acceleration of the time of payment or vesting of any such benefits, result in the incurrence or acceleration of any other obligation related to the Plans or to any employee or former employee of the Contributing Parties or any of their Affiliates or a nonexempt “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code.

(h) No member of the Contributing Parties Aggregated Group or any organization to which such member is a successor or parent corporation, within the meaning of Section 4069(b) of ERISA, has engaged in any transaction described in Sections 4069 or 4212(c) of ERISA.

3.14 Contracts.

(a) Disclosure Schedule 3.14 contains: (i) a true and complete listing of each contract and other agreement to which SemCrude Pipeline is a party that would be required to be so listed by SemCrude Pipeline in a Form 10-K filing pursuant to Item 601(b)(10) of Regulation S-K and (ii) to the Contributing Parties’ Knowledge, a true and complete listing of each contract and other agreement to which White Cliffs Pipeline is a party that would be required to be so listed by White Cliffs Pipeline in a Form 10-K filing pursuant to Item 601(b)(10) of Regulation S-K. Each such contract or agreement for SemCrude Pipeline or White Cliffs Pipeline shall be referred to herein as a “SEC Contract”.

(b) The Contributing Parties have made available to the Partnership Parties a correct and complete copy of (i) each SEC Contract and (ii) each other contract or agreement to which SemCrude Pipeline or White Cliffs Pipeline is a party that provides for revenues to or commitments of SemCrude Pipeline or White Cliffs Pipeline, as applicable, in an amount greater than $1,000,000 during a calendar year. Each such contract, together with the SEC Contracts, shall be referred to herein as a “Material Contract”.

(c) (i) Each Material Contract to which SemCrude Pipeline or White Cliffs Pipeline is a party is legal, valid, binding, enforceable (assuming the enforceability against the other party or parties thereto), and in full force and effect; (ii) each Material Contract will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated by this Agreement; (iii) neither SemCrude Pipeline nor White Cliffs Pipeline is in breach or default of a Material Contract, and no event has occurred which with notice or lapse of time would constitute a breach or default by SemCrude Pipeline or White Cliffs Pipeline, or permit termination, modification, or acceleration, under a Material Contract; and (iv) to the Contributing Parties’ Knowledge, no other party is in breach or default, and no event has occurred that with notice, lapse of time or both would constitute a breach or default by such other party, or permit termination, modification or acceleration under a Material Contract, nor has any other party repudiated any provision of a Material Contract; except that in the case of clauses (i) – (iv) above, such breaches, defaults or unenforceability as would not, individually or in the aggregate, have (or be reasonably expected to have) a Material Adverse Effect.

3.15 Transactions with Affiliates.

Except as disclosed in the SEC Contracts, Disclosure Schedule 3.15 or in the footnotes to the Financial Statements, neither SemCrude Pipeline nor White Cliffs Pipeline is party to any agreement, contract or arrangement between SemCrude Pipeline or White Cliffs Pipeline, on the one hand, and any of the Contributing Parties or any of their Affiliates, on the other hand, other than those entered into with White Cliffs Pipeline in the ordinary course of business consistent with past practices on commercially reasonable terms.

3.16 Investment Company Act; FERC.

(a) Neither SemCrude Pipeline nor White Cliffs Pipeline is subject to regulation under the Investment Company Act of 1940, as amended (the “Investment Company Act”).

(b) SemCrude Pipeline and White Cliffs Pipeline are in compliance with all applicable orders and regulations of FERC that pertain to the businesses or operations of SemCrude Pipeline or White Cliffs Pipeline, except as would not, individually or in the aggregate, have a Material Adverse Effect. No approval of FERC is required in connection with execution of this Agreement by the Contributing Parties or the consummation by the Contributing Parties of the transactions contemplated hereby.

3.17 Brokerage Arrangements.

None of the Contributing Parties or their Affiliates has entered (directly or indirectly) into any agreement with any Person that would obligate the Partnership Parties, SemCrude Pipeline or White Cliffs Pipeline to pay any commission, brokerage or “finder’s fee” or other fee in connection with this Agreement, the Contributing Parties Ancillary Documents or the transactions contemplated hereby or thereby.

3.18 Capital Commitments.

Other than as set forth on the budgets and AFEs made available via data room to the Conflicts Committee and its representatives before the date hereof, there are no outstanding capital commitments or other expenditure commitments which are binding on SemCrude Pipeline with respect to White Cliffs Pipeline, or on RRMH with respect to SemCrude Pipeline, and there are no outstanding capital commitments or other expenditure commitments or budgets of White Cliffs Pipeline, which in any such case will require any Partnership Party to make capital contributions in respect of the Subject Interest or SemCrude Pipeline to make capital contributions in respect of its membership interest in White Cliffs Pipeline.

3.19 Investment Intent.

The Contributing Parties have substantial experience in analyzing and investing in entities like the Partnership and are capable of evaluating the merits and risks of their investment in the Partnership. The Contributing Parties are acquiring the Unit Consideration solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act or state securities Laws. The Contributing Parties acknowledge that the Unit Consideration will not be registered under the Securities Act or any applicable state securities Laws, and that such Unit Consideration may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom, as applicable, and pursuant to state securities Laws. The Contributing Parties acknowledge that any certificate representing the Additional LP Units comprising the Unit Consideration shall bear a legend in substantially the following form:

THE HOLDER OF THIS SECURITY ACKNOWLEDGES FOR THE BENEFIT OF ROSE ROCK MIDSTREAM, L.P. THAT THIS SECURITY MAY NOT BE SOLD, OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED IF SUCH TRANSFER WOULD (A) VIOLATE THE THEN APPLICABLE FEDERAL OR STATE SECURITIES LAWS OR RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER GOVERNMENTAL AUTHORITY WITH JURISDICTION OVER SUCH TRANSFER, (B) TERMINATE THE EXISTENCE OR QUALIFICATION OF ROSE ROCK MIDSTREAM, L.P. UNDER THE LAWS OF THE STATE OF DELAWARE OR (C) CAUSE ROSE ROCK MIDSTREAM, L.P. TO BE TREATED AS AN ASSOCIATION TAXABLE AS A CORPORATION OR OTHERWISE TO BE TAXED AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES (TO THE EXTENT NOT ALREADY SO TREATED OR TAXED). ROSE ROCK MIDSTREAM GP, LLC OR ITS SUCCESSOR, THE GENERAL PARTNER OF ROSE ROCK MIDSTREAM, L.P., MAY IMPOSE ADDITIONAL RESTRICTIONS ON THE TRANSFER OF THIS SECURITY IF IT RECEIVES AN OPINION OF COUNSEL THAT SUCH RESTRICTIONS ARE NECESSARY OR ADVISABLE TO AVOID A SIGNIFICANT RISK OF ROSE ROCK MIDSTREAM, L.P. BECOMING TAXABLE AS A CORPORATION OR OTHERWISE BECOMING TAXABLE AS AN ENTITY FOR U.S. FEDERAL INCOME TAX PURPOSES. THE RESTRICTIONS SET FORTH ABOVE SHALL NOT PRECLUDE THE SETTLEMENT OF ANY TRANSACTIONS INVOLVING THIS SECURITY ENTERED INTO THROUGH THE FACILITIES OF ANY NATIONAL SECURITIES EXCHANGE ON WHICH THIS SECURITY IS LISTED OR ADMITTED TO TRADING.

3.20 Conflicts Committee Matters.

The projections and budgets provided to the Conflicts Committee (including those provided to Evercore Group L.L.C., the financial advisor to the Conflicts Committee) as part of the Conflicts Committee’s review in connection with this Agreement have a reasonable basis and are consistent with the Contributing Parties’ management’s current expectations. The other financial and operational information provided to Evercore Group L.L.C. as part of its review of the proposed transaction for the Conflicts Committee is derived from and is consistent with the Contributing Parties’ books and records.

3.21 Waivers and Disclaimers.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT OR THE ANCILLARY DOCUMENTS, EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES AND OTHER COVENANTS AND AGREEMENTS MADE BY THE CONTRIBUTING PARTIES IN THIS AGREEMENT OR ANY ANCILLARY DOCUMENT, THE CONTRIBUTING PARTIES HAVE NOT MADE, DO NOT MAKE, AND SPECIFICALLY NEGATE AND DISCLAIM ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS, IMPLIED OR STATUTORY, ORAL OR WRITTEN, PAST OR PRESENT REGARDING THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING RELATING TO (A) THE SUBJECT INTEREST OR SEMCRUDE PIPELINE, WHITE CLIFFS PIPELINE OR THE VALUE, NATURE, QUALITY OR CONDITION OF THEIR ASSETS, INCLUDING THE WATER, SOIL, GEOLOGY OR ENVIRONMENTAL CONDITION OF SUCH ASSETS GENERALLY, INCLUDING THE PRESENCE OR LACK OF HAZARDOUS MATERIALS OR OTHER MATTERS IN OR ON SUCH ASSETS, (B) THE INCOME OR CASH FLOW TO BE DERIVED BY THE SUBJECT INTEREST OR SEMCRUDE PIPELINE, WHITE CLIFFS PIPELINE OR THEIR ASSETS, OPERATIONS OR BUSINESSES, (C) THE SUITABILITY OF THE ASSETS OF SEMCRUDE PIPELINE OR WHITE CLIFFS PIPELINE FOR ANY AND ALL ACTIVITIES AND USES THAT MAY BE CONDUCTED USING SUCH ASSETS, (D) THE COMPLIANCE OF OR BY SEMCRUDE PIPELINE, WHITE CLIFFS PIPELINE OR THEIR OPERATIONS WITH ANY LAWS, INCLUDING ANY ZONING, ENVIRONMENTAL PROTECTION, POLLUTION OR LAND USE LAWS OR (E) THE HABITABILITY, MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE ASSETS OR BUSINESSES OF SEMCRUDE PIPELINE OR WHITE CLIFFS PIPELINE. EXCEPT TO THE EXTENT PROVIDED IN THIS AGREEMENT OR IN THE CONTRIBUTING PARTIES ANCILLARY DOCUMENTS, WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED HEREBY, NEITHER THE CONTRIBUTING PARTIES NOR ANY OF THEIR AFFILIATES SHALL BE LIABLE OR BOUND IN ANY MANNER BY ANY VERBAL OR WRITTEN STATEMENTS, REPRESENTATIONS, WARRANTIES OR INFORMATION PERTAINING TO THE SUBJECT INTEREST OR THE CONTRIBUTING PARTIES, SEMCRUDE PIPELINE, WHITE CLIFFS PIPELINE OR THEIR ASSETS FURNISHED BY ANY AGENT, EMPLOYEE, SERVANT OR THIRD PARTY. THE PROVISIONS OF THIS SECTION 3.21 HAVE BEEN NEGOTIATED BY THE PARTIES AFTER DUE CONSIDERATION AND ARE INTENDED TO BE A COMPLETE EXCLUSION AND NEGATION OF ANY REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY, WITH RESPECT TO THE SUBJECT INTEREST OR THE CONTRIBUTING PARTIES, SEMCRUDE PIPELINE, WHITE CLIFFS PIPELINE OR THEIR ASSETS THAT MAY ARISE PURSUANT TO ANY LAW NOW OR HEREAFTER IN EFFECT, OR OTHERWISE, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR ANY ANCILLARY DOCUMENT.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF THE PARTNERSHIP PARTIES

Each of the Partnership Parties hereby represents and warrants to the Contributing Parties as of the date of this Agreement and as of the Closing Date, in each case, as follows:

4.1 Organization and Existence.

(a) The Partnership is a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite partnership power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted.

(b) RRMO is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite limited liability company power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted.

4.2 Authority and Approval.

(a) Each of the Partnership Parties has full limited partnership or limited liability company power and authority, as applicable, to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform all of the terms and conditions hereof to be performed by it. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the performance of all of the terms and conditions hereof to be performed by the Partnership Parties have been duly authorized and approved, by all requisite limited partnership action or limited liability company action, as applicable, of each of the Partnership Parties. This Agreement has been duly executed and delivered by or on behalf of each of the Partnership Parties and, assuming the due authorization, execution and delivery of this Agreement by the Contributing Parties, constitutes the valid and legally binding obligation of each of them, enforceable against each of the Partnership Parties in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a proceeding at law or in equity).

(b) Each of the Partnership Parties has full limited partnership or limited liability company power and authority, as applicable, to execute and deliver each Partnership Ancillary Document to which it is a party, to consummate the transactions contemplated thereby and to perform all of the terms and conditions thereof to be performed by it. The execution and delivery of each of the Partnership Ancillary Documents, the consummation of the transactions contemplated thereby and the performance of all of the terms and conditions thereof to be performed by each of the Partnership Parties which is a party thereto have been duly authorized and approved, by all requisite limited partnership action or limited liability company action, as applicable, of each such party. When executed and delivered by each of the parties thereto, each Partnership Ancillary Document will constitute a valid and legally binding obligation of each of the Partnership Parties that is a party thereto, enforceable against each such Partnership Party in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a proceeding at law or in equity).

4.3 No Conflict; Consents.

Except as set forth in Disclosure Schedule 4.3:

(a) the execution, delivery and performance of this Agreement by the Partnership Parties does not, and the execution, delivery and performance by the Partnership Parties of any of the Partnership Ancillary Documents will not, and the fulfillment and compliance with the terms and conditions hereof and thereof and the consummation of the transactions contemplated hereby and thereby will not, (i) violate, conflict with any of, result in any breach of, or require the consent of any Person under, the terms, conditions or provisions of the certificate of limited partnership, certificate of formation, limited liability company agreement, agreement of limited partnership or other equivalent governing instruments of any Partnership Party; (ii) conflict with or violate any provision of any Law applicable to any Partnership Party; (iii) conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, or result in the suspension, termination or cancellation of, or in a right of suspension, termination or cancellation of, any indenture, mortgage, agreement, contract, commitment, license, concession, Permit, lease, joint venture or other agreement or instrument to which any of the Partnership Parties is a party or by which either of them is bound or to which any of their property is subject; or (iv) result in the creation of any Lien (other than Permitted Liens) on any of the Partnership Parties’ assets, except in the case of clauses (ii), (iii) or (iv), for those items which, individually or in the aggregate, would not have (or be reasonably expected to have) a Partnership Material Adverse Effect; and

(b) no consent, approval, license, Permit, order or authorization of any Governmental Authority or other Person is required to be obtained or made by the Partnership Parties in connection with the execution, delivery, and performance of this Agreement and the Partnership Ancillary Documents or the consummation of the transactions contemplated hereby or thereby, except (i) as have been waived or obtained or with respect to which the time for asserting such right has expired or (ii) for those that individually or in the aggregate, would not have a Partnership Material Adverse Effect (including such consents, approvals, orders or Permits that are not customarily obtained prior to the Closing and are reasonably expected to be obtained in the ordinary course of business consistent with past practices following the Closing).

4.4 Brokerage Arrangements.

None of the Partnership Parties have entered (directly or indirectly) into any agreement with any Person that would obligate any of the Contributing Parties, any of their Affiliates, SemCrude Pipeline or White Cliffs Pipeline to pay any commission, brokerage or “finder’s fee” or other fee in connection with this Agreement, the Partnership Ancillary Documents or the transactions contemplated hereby or thereby.

4.5 Litigation.

There are no (i) civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or proceedings pending or, to the Partnership Parties’ Knowledge, threatened that (a) alleges the invalidity or unenforceability of any of the Partnership Parties’ obligations under this Agreement or any of the Partnership Ancillary Documents or (b) seeks to prevent or delay the consummation by the Partnership Parties of the transactions contemplated by this Agreement or any of the Partnership Ancillary Documents; or (ii) judgments, orders, decrees or injunctions of any Governmental Authority, whether at law or in equity, that

(a) alleges the invalidity or unenforceability of any of the Partnership Parties’ obligations under this Agreement or any of the Partnership Ancillary Documents or (b) seeks to prevent or delay the consummation by the Partnership Parties of the transactions contemplated by this Agreement or any of the Partnership Ancillary Documents, except in each case of (i) and (ii) of this Section 4.5, for those items that would not, individually or in the aggregate, have a Partnership Material Adverse Effect.

4.6 Valid Issuance; Listing; Authorization.

(a) The Unit Consideration and the limited partner interests and general partner interests represented thereby have been duly authorized by the Partnership pursuant to the Partnership Agreement and, when issued and delivered to the Contributing Parties or their designee(s) in accordance with the terms of this Agreement, will be validly issued, fully paid (to the extent required by the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware LP Act) and will be free of any and all Liens and restrictions on transfer, other than restrictions on transfer under the Partnership Agreement and under applicable state and federal securities Laws.

(b) The Partnership’s currently outstanding Common Units are listed on the New York Stock Exchange, and the Partnership has not received any written notice of delisting.

(c) Assuming the accuracy of the representations set forth in Section 3.19 and the performance by the Contributing Parties of their obligations hereunder, the offer and sale of the Unit Consideration in the manner contemplated by this Agreement will be exempt from the registration requirements of the Securities Act by reason of Section 4(2) thereof.

4.7 SEC Filings.

The Partnership has timely filed with the Commission all forms, registration statements, reports, schedules and statements required to be filed by it under the Exchange Act or the Securities Act (collectively, the “SEC Documents”). The SEC Documents, including any audited or unaudited financial statements and any notes thereto or schedules included therein (the “Partnership Financial Statements”), at the time filed (in the case of registration statements, solely on the dates of effectiveness) (except to the extent corrected by a subsequently filed SEC Document filed prior to the date of this Agreement) (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be. The Partnership Financial Statements were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position and status of the business of the Partnership as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended (subject in the case of unaudited statements, to normal, recurring and year-end audit adjustments).

4.8 Investment Intent.

The Partnership Parties have substantial experience in analyzing and investing in entities like SemCrude Pipeline and are capable of evaluating the merits and risks of their investment in SemCrude Pipeline. The Partnership Parties are acquiring the Subject Interest solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act or state securities Laws. The Partnership Parties acknowledge that the Subject Interest will not be registered under the Securities Act or any applicable state securities Laws, and that the Subject Interest may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom, as applicable, and pursuant to state securities Laws.

4.9 Waivers and Disclaimers.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT OR THE ANCILLARY DOCUMENTS, EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES AND OTHER COVENANTS AND AGREEMENTS MADE BY THE PARTNERSHIP PARTIES IN THIS AGREEMENT OR ANY ANCILLARY DOCUMENT, THE PARTNERSHIP PARTIES HAVE NOT MADE, DO NOT MAKE, AND SPECIFICALLY NEGATE AND DISCLAIM ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS, IMPLIED OR STATUTORY, ORAL OR WRITTEN, PAST OR PRESENT REGARDING THE TRANSACTIONS CONTEMPLATED HEREBY. EXCEPT TO THE EXTENT PROVIDED IN THIS AGREEMENT OR IN THE PARTNERSHIP ANCILLARY DOCUMENTS, WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED HEREBY, NEITHER THE PARTNERSHIP PARTIES NOR ANY OF THEIR AFFILIATES SHALL BE LIABLE OR BOUND IN ANY MANNER BY THE VERBAL OR WRITTEN STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PARTNERSHIP PARTIES FURNISHED BY ANY AGENT, EMPLOYEE, SERVANT OR THIRD PARTY. THE PROVISIONS OF THIS SECTION 4.9 HAVE BEEN NEGOTIATED BY THE PARTIES AFTER DUE CONSIDERATION AND ARE INTENDED TO BE A COMPLETE EXCLUSION AND NEGATION OF ANY REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY, WITH RESPECT TO THE PARTNERSHIP PARTIES THAT MAY ARISE PURSUANT TO ANY LAW NOW OR HEREAFTER IN EFFECT, OR OTHERWISE, EXCEPT AS SET FORTH IN THIS AGREEMENT OR ANY ANCILLARY DOCUMENT.

ARTICLE V

ADDITIONAL AGREEMENTS,

COVENANTS, RIGHTS AND OBLIGATIONS

5.1 Operation of SemCrude Pipeline and White Cliffs Pipeline.

Except as provided in this Agreement or the Ancillary Documents or as consented to by the Parties, during the period from the date of this Agreement through the Closing Date:

(a) the Parties shall cause SemCrude Pipeline to (i) conduct its businesses and operations in the usual and ordinary course consistent with past practices and (ii) use commercially reasonable efforts to preserve, maintain and protect its assets, business and operations;

(b) the Parties shall use commercially reasonable efforts to cause White Cliffs Pipeline to (i) conduct its businesses and operations in the usual and ordinary course consistent with past practices and (ii) use commercially reasonable efforts to preserve, maintain and protect its assets, businesses and operations; and

(c) the Partnership Parties shall cause the Operator to use commercially reasonable efforts to cause White Cliffs Pipeline to (i) conduct its businesses and operations in the usual and ordinary course consistent with past practices and (ii) use commercially reasonable efforts to preserve, maintain and protect its assets, businesses and operations;

provided, however, no Party shall be required to make any payments or enter into any contractual arrangements or understandings to satisfy the foregoing obligations in this Section 5.1 if such payments or contractual arrangements or understandings would be commercially unreasonable (it being understood, for the purposes of clarity, any payment or contractual arrangement or understanding shall be deemed commercially reasonable if done in the usual and ordinary course of business, consistent with past practice).

5.2 Supplemental Disclosure.

(a) As soon as reasonably practical following any Contributing Party obtaining Knowledge of a relevant disclosure, but in all cases no later than three Business Days prior to Closing, by written notice to the Partnership, the Contributing Parties shall supplement or amend the Disclosure Schedules to this Agreement for matters which, if existing or known at the date of this Agreement, would have been required under Article III to be set forth or described in the Disclosure Schedules.

(b) As soon as reasonably practical following any Partnership Party obtaining Knowledge of a relevant disclosure, but in all cases no later than three Business Days prior to Closing, by written notice to SemGroup, the Partnership Parties shall supplement or amend the Disclosure Schedules to this Agreement for matters which, if existing or known at the date of this Agreement, would have been required under Article IV to be set forth or described in the Disclosure Schedules.

(c) For all purposes of this Agreement, including for purposes of determining whether the conditions set forth in Article VI have been fulfilled, the Disclosure Schedules shall be deemed to include only that information contained therein on the date of this Agreement and shall be deemed to exclude all information contained in any supplement or amendment to the Disclosure Schedules, and if the Closing shall occur, then all matters disclosed pursuant to any such supplement or amendment at or prior to the Closing shall not be waived and the Partnership Parties and the Contributing Parties, as applicable, shall be entitled to make a claim thereon pursuant to the terms of this Agreement.

5.3 Access to Books and Records.

The Contributing Parties shall afford the Partnership Parties and their authorized representatives reasonable access during normal business hours to the financial, title, Tax, company and legal materials and operating data and information relating to SemCrude Pipeline, White Cliffs Pipeline and their assets, operations and businesses and shall furnish to the

Partnership Parties such other information as they may reasonably request, unless any such access and disclosure would violate any applicable Law or the terms of any agreement to which SemCrude Pipeline, White Cliffs Pipeline or any of the Contributing Parties or any of their respective Affiliates is bound.

5.4 Cooperation; Further Assurances.

(a) The Contributing Parties shall cooperate with the Partnership Parties to assist in identifying and obtaining all Permits as may be necessary to own the Subject Interest.

(b) The Contributing Parties and the Partnership Parties shall use their respective commercially reasonable efforts (i) to obtain all approvals, consents and Permits required by or necessary for the transactions contemplated by this Agreement and the Ancillary Documents, and (ii) to ensure that all of the conditions to their respective obligations contained in Sections 6.1 and 6.2, respectively, are satisfied as soon as reasonably practical. Each of the Parties acknowledges that certain actions may be necessary with respect to the matters and actions contemplated by this Agreement and the Ancillary Documents such as making notifications and obtaining consents or approvals or other clearances that are material to the consummation of the transactions contemplated hereby, and each agrees to use their respective commercially reasonable efforts to take all appropriate action and to do all things necessary, proper or advisable under applicable Law to make effective the transactions contemplated by this Agreement and the Ancillary Documents; provided, however, that nothing in this Agreement will require any Party to hold separate or make any divestiture not expressly contemplated herein of any asset or otherwise agree to any restriction on its operations or other burdensome condition which would in any such case be material to its assets, liabilities or business in order to obtain any consent or approval or other clearance or any Permit required by this Agreement or any Ancillary Document. Notwithstanding the foregoing, nothing herein shall be construed to require (i) any Partnership Party to expend any amounts in order to cause any obligation of any Contributing Party in this Agreement or any Ancillary Document to be fulfilled or (ii) any Contributing Party to expend any amounts in order to cause any obligation of any Partnership Party in this Agreement or any Ancillary Document to be fulfilled except, in each case, to the extent expressly stated herein.

(c) After the Closing, each Party shall take such further actions and execute such further documents as may be necessary or reasonably requested by the other Parties in order to effectuate the intent of this Agreement and the Ancillary Documents and to provide such other Parties with the intended benefits of this Agreement and the Ancillary Documents.

5.5 Distributions of White Cliffs Pipeline.

The Parties acknowledge and agree that any cash distributions made by White Cliffs Pipeline to SemCrude Pipeline attributable to the Subject Interest prior to December 1, 2013 and distributed on or after the date hereof shall be distributed and paid solely to RRMH or its designee(s).

5.6 Pre-Funding of White Cliffs Capital Calls.

On or before the Closing, the Contributing Parties shall pay, or cause to be paid to, SemCrude Pipeline an amount equal to $7,900,000 on behalf of RRMO, which shall be used to fund future capital contributions to be made by SemCrude Pipeline to White Cliffs Pipeline on RRMO’s behalf.

ARTICLE VI

CONDITIONS TO CLOSING

6.1 Conditions to the Obligation of the Partnership Parties.

The obligations of the Partnership Parties to proceed with the Closing contemplated hereby are subject to the satisfaction on or prior to the Closing of all of the following conditions, any one or more of which may be waived, in whole or in part, by the Partnership Parties:

(a) The representations and warranties of the Contributing Parties set forth in this Agreement shall be true and correct in all material respects (without giving effect to any supplement or amendment to the Disclosure Schedules or any qualification as to materiality, Material Adverse Effect, value or other monetary amounts or concepts of similar import) as of the date of this Agreement and on the Closing Date as if made on such date (except for representations and warranties that are made as of a specific date or time, which shall be true and correct only as of such specific date or time). The Contributing Parties shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by them by the time of the Closing. The Contributing Parties shall have delivered to the Partnership Parties a certificate, dated as of the Closing Date and signed by an authorized officer on behalf of each of the Contributing Parties, confirming the foregoing matters set forth in this Section 6.1(a) (the “Contributing Parties Closing Certificate”).

(b) All material filings, including any registration statements, with, and material consents, approvals, orders and Permits of, any Governmental Authority to be obtained by the Contributing Parties, SemCrude Pipeline or White Cliffs Pipeline for the consummation of the transactions contemplated in this Agreement shall have been made and obtained, and all waiting periods with respect to material filings made with Governmental Authorities in contemplation of the consummation of the transactions described herein shall have expired or been terminated.

(c) All material consents of any Person not a party hereto, other than any Governmental Authority, to be obtained by the Contributing Parties, SemCrude Pipeline or White Cliffs Pipeline for the consummation of the transactions contemplated in this Agreement shall have been made and obtained.

(d) No Law, temporary restraining order, preliminary or permanent injunction, judgment or other order shall have been enacted, entered, promulgated, enforced or issued by any Governmental Authority, or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect, and no investigation, action or proceeding before a Governmental Authority shall have been instituted or threatened challenging or seeking to restrain or prohibit the transactions contemplated hereby.

(e) Since the date of this Agreement, there shall not have occurred a Material Adverse Effect.

(f) The Contributing Parties shall have delivered to the Partnership Parties all of the documents, certificates and other instruments required to be delivered under, and otherwise complied with the provisions of, Section 2.3(b).

6.2 Conditions to the Obligation of the Contributing Parties.

The obligations of the Contributing Parties to proceed with the Closing contemplated hereby is subject to the satisfaction on or prior to the Closing of all of the following conditions, any one or more of which may be waived in writing, in whole or in part, by the Contributing Parties:

(a) The representations and warranties of the Partnership Parties set forth in this Agreement shall be true and correct in all material respects (without giving effect to any supplement or amendment to the Disclosure Schedules or any qualification as to materiality, Partnership Material Adverse Effect, value or other monetary amounts, or concepts of similar import) as of the date of this Agreement and on the Closing Date as if made on such date (except for representations and warranties that are made as of a specific date or time, which shall be true and correct only as of such specific date or time). The Partnership Parties shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by them by the time of the Closing. The Partnership Parties shall have delivered to the Contributing Parties a certificate, dated as of the Closing Date and signed by an authorized officer on behalf of the Partnership Parties, confirming the foregoing matters set forth in this Section 6.2(a) (the “Partnership Parties Closing Certificate”).

(b) All material filings with, and material consents, approvals, orders and Permits of, any Governmental Authority to be obtained by the Partnership Parties for the consummation of the transactions contemplated in this Agreement shall have been made and obtained, and all waiting periods with respect to material filings made with Governmental Authorities in contemplation of the consummation of the transactions described herein shall have expired or been terminated.

(c) All material consents of any Person not a party hereto, other than any Governmental Authority, to be obtained by the Partnership Parties for the consummation of the transactions contemplated in this Agreement shall have been made and obtained.

(d) No Law, temporary restraining order, preliminary or permanent injunction, judgment or other order shall have been enacted, entered, promulgated, enforced or issued by any Governmental Authority, or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect, and no investigation, action or proceeding before a court or any other governmental agency or body shall have been instituted or threatened challenging or seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement.

(e) Since the date of this Agreement, there shall not have occurred a Partnership Material Adverse Effect.

(f) The Partnership Parties shall have delivered to the Contributing Parties all of the documents, certificates and other instruments required to be delivered under, and otherwise complied with the provisions of, Section 2.3(c).

ARTICLE VII

TAX MATTERS

7.1 Liability for Taxes.

(a) From and after the Closing, the Contributing Parties shall be liable for, and shall indemnify and hold the Partnership Indemnified Parties harmless from the Partnership Parties’ Ownership Percentage of Taxes, together with any costs, expenses, losses or damages, including reasonable expenses of investigation and reasonable attorneys’ and accountants’ fees and expenses, arising out of or incident to the determination, assessment or collection of such Taxes (“Tax Losses”), (i) imposed on or incurred by SemCrude Pipeline, White Cliffs Pipeline or their respective assets by reason of Treasury Regulations Section 1.1502-6 or any analogous state, local or foreign Law which is attributable to SemCrude Pipeline, White Cliffs Pipeline or the Contributing Parties having been a member of any consolidated, combined or unitary group for the period prior to and including the Closing Date, (ii) any Tax Losses (other than Tax Losses described in clause (i) above) imposed on or incurred by or with respect to SemCrude Pipeline, White Cliffs Pipeline or their respective assets with respect to the period prior to and including the Closing Date, but only to the extent such Taxes are attributable to the Subject Interest or (iii) attributable to a breach by the Contributing Parties of any covenant with respect to Taxes in this Agreement. The Parties agree that any indemnification or payment obligation under this Section 7.1(a) of the Contributing Parties relating to Tax Losses attributable to SemCrude Pipeline, White Cliffs Pipeline, or the Transferred Assets shall be limited to a proportionate share of such Tax Losses equal to the Partnership Parties’ Ownership Percentage.

(b) The Partnership Parties shall be liable for, and shall indemnify and hold the Contributing Indemnified Parties harmless from any Tax Losses attributable to a breach by the Partnership Parties of any covenant with respect to Taxes in this Agreement.

(c) Whenever it is necessary for purposes of this Article VII to determine the amount of any Taxes imposed on or incurred by SemCrude Pipeline or White Cliffs Pipeline for a taxable period beginning before and ending after the Closing Date which is allocable to the period prior to and including the Closing Date, the determination shall be made, in the case of property or ad valorem Taxes or franchise Taxes (which are measured by, or based solely upon capital, debt or a combination of capital and debt), on a per diem basis and, in the case of other Taxes, by assuming that such pre-Closing Date period constitutes a separate taxable period applicable to SemCrude Pipeline or White Cliffs Pipeline and by taking into account the actual taxable events occurring during such period (except that exemptions, allowances and deductions for a taxable period beginning before and ending after the Closing Date that are calculated on an annual or periodic basis, such as the deduction for depreciation, shall be apportioned to the period prior to and including the Closing Date ratably on a per diem basis). Notwithstanding anything to the contrary herein, any franchise Tax paid or payable with respect to SemCrude Pipeline or White Cliffs Pipeline shall be allocated to the taxable period during which the income, operations, assets or capital comprising the base of such Tax is measured, regardless of whether the right to do business for another taxable period is obtained by the payment of such franchise Tax.

(d) If any of the Partnership Parties or their Affiliates receives a refund of any Taxes that any of the Contributing Parties is responsible for hereunder, or if the Contributing Parties or their Affiliates receive a refund of any Taxes that any of the Partnership Parties is responsible for hereunder, the party receiving such refund shall, within ninety (90) days after receipt of such refund, remit it to the party who has responsibility for such Taxes hereunder. The Parties shall cooperate in order to take all necessary steps to claim any such refund.

7.2 Tax Returns.

(a) With respect to any Tax Return covering any taxable period that is required to be filed with respect to SemCrude Pipeline, White Cliffs Pipeline or the Transferred Assets, the Contributing Parties shall cause such Tax Return to be prepared, shall cause to be included in such Tax Return all items of income, gain, loss, deduction and credit (“Tax Items”) required to be included therein, shall cause such Tax Return to be filed timely with the appropriate Taxing Authority, and shall be responsible for the timely remittance of payment (and deposit of any refund) of Taxes due with respect to the period covered by such Tax Return. The Parties shall bear liability for payment of Tax to the extent of their ownership percentage in each respective entity during the period to which the Tax relates.

(b) All Tax Returns filed for any taxable period with respect to the Transferred Assets shall be prepared in accordance with past Tax accounting practices used with respect to the Tax Returns in question (unless such past practices are no longer permissible under the applicable Law), and to the extent any items are not covered by past practices (or in the event such past practices are no longer permissible under the applicable Law), in accordance with reasonable Tax accounting practices selected by the filing party with respect to such Tax Return under this Agreement with the consent (not to be unreasonably withheld or delayed) of the non-filing party.

7.3 Tax Treatment of Indemnity Payments.

All indemnification payments made under this Agreement, including any payment made under this Article VII, shall be treated as increases or decreases to the Cash Consideration for Tax purposes.

7.4 Transfer Taxes.

The Contributing Parties shall file all necessary Tax Returns and other documentation with respect to all transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees arising out of or in connection with the transactions effected pursuant to this Agreement (the “Transfer Taxes”). Such Transfer Taxes shall be borne 100% by the Contributing Parties. If required by applicable Law, the Partnership Parties shall, and shall cause their Affiliates to, join in the execution of any such Tax Returns and other documentation.

7.5 Survival.

Anything to the contrary in this Agreement notwithstanding, the representations, warranties, covenants, agreements, rights and obligations of the Parties with respect to any Tax matter covered by this Agreement shall survive the Closing and shall not terminate until thirty (30) days after the expiration of the applicable statutes of limitations (including all periods of extension and tolling) applicable to such Tax matter.

7.6 Conflict.

In the event of a conflict between the provisions of this Article VII and any other provisions of this Agreement, the provisions of this Article VII shall control.

7.7 Tax Characterization of Transaction.

Immediately prior to the Closing, the Partnership shall borrow approximately $173.1 million under the Revolving Credit Agreement to fund the Cash Consideration (the “Partnership Debt”). The Parties intend that the Contributing Parties will be treated as receiving a distribution from the Partnership at Closing: (a) first out of the proceeds of the Partnership Debt as a “debt-financed transfer” within the meaning of Treasury Regulations Section 1.707-5(b)(1) to the extent of the Contributing Parties’ allocable share of the indebtedness incurred under the Partnership Debt under Treasury Regulations Sections 1.707-5(a)(2) and 1.752-3(a)(3); (b) to the extent the amount distributed to the Contributing Parties exceeds the Contributing Parties’ allocable share of the indebtedness incurred under the Partnership Debt as described in clause (a), as a reimbursement of the Contributing Parties’ preformation expenditures with respect to the Subject Interest within the meaning of Treasury Regulations Section 1.707-4(d), to the extent applicable; and (c) to the extent the amount distributed exceeds the amounts described in clauses (a) and (b), in a transaction subject to treatment under Section 707(a)(2)(B) of the Code and the Treasury Regulations thereunder as in part a sale, and in part a contribution, of the Subject Interest to the Partnership to the extent that Treasury Regulations Sections 1.707-4(d) and 1.707-5(b)(1) are inapplicable. Unless otherwise required by a final determination of the Internal Revenue Service, the Parties agree to act at all times in a manner consistent with this intended treatment of the Cash Consideration and the Partnership Debt, including disclosing the distribution of the Cash Consideration in accordance with the requirements of Section 1.707-3(c)(2) of the Treasury Regulations.

ARTICLE VIII

TERMINATION

8.1 Events of Termination.

This Agreement may be terminated at any time prior to the Closing Date:

(a) by mutual written consent of the Parties;

(b) by either the Partnership Parties, on the one hand, or Contributing Parties, on the other hand, in writing after the sixtieth (60th) day following the date hereof, if the Closing has not occurred by such date, provided that as of such date the terminating Party or its Affiliates are not otherwise in material default or breach under this Agreement, or have not failed or refused to close without justification hereunder;

(c) by either the Partnership Parties, on the one hand, or the Contributing Parties, on the other hand, in writing without prejudice to other rights and remedies which the terminating Party or its Affiliates may have (provided the terminating Party or its Affiliates are not otherwise in material default or breach of this Agreement, or have not failed or refused to close without justification hereunder), if (i) the other Party has materially failed to perform its covenants or agreements contained herein required to be performed on or prior to the Closing Date, or (ii) there is one or more inaccuracies, violations or breaches of the representations or warranties of the other Party contained herein and such inaccuracies, violations and breaches would constitute a Material Adverse Effect or a Partnership Material Adverse Effect, as applicable; provided, however, that in the case of clause (i) or (ii), the defaulting Party shall have a period of ten (10) days following written notice from the non-defaulting Party to cure any breach of this Agreement, if such breach is curable;

(d) by either the Partnership Parties, on the one hand, or the Contributing Parties, on the other hand, in writing, without liability, if there shall be any non-appealable order, writ, injunction or decree of any Governmental Authority binding on any of the Parties, which prohibits or restrains them from consummating the transactions contemplated hereby (provided that the Parties shall have used their commercially reasonable efforts to have any such order, writ, injunction or decree lifted) and the same shall not have been lifted within thirty (30) days after entry by any such Governmental Authority;

(e) by the Contributing Parties if any of the conditions set forth in Section 6.2 have become incapable of fulfillment, and have not been waived in writing by the Contributing Parties; or

(f) by the Partnership Parties if any of the conditions set forth in Section 6.1 have become incapable of fulfillment, and have not been waived in writing by the Partnership Parties.

8.2 Effect of Termination.

If a Party terminates this Agreement as provided in Section 8.1 above, such termination shall be without liability and none of the provisions of this Agreement shall remain effective or enforceable, except for those contained in this Section 8.2 and Article X. Notwithstanding the foregoing, nothing in this Section 8.2 shall relieve any Party of any liability for any willful and material inaccuracy, violation or breach of any representation or warranty of such Party or any willful and material breach of any covenant or agreement of such Party under this Agreement or be deemed a waiver of any available remedy (including specific performance, if available) for any such breach.

ARTICLE IX

INDEMNIFICATION UPON CLOSING

9.1 Indemnification of the Partnership Parties.

Subject to the limitations set forth in this Agreement, the Contributing Parties, from and after the Closing Date, shall, jointly and severally, indemnify, defend and hold the Partnership Parties, their subsidiaries and their respective securityholders, directors, officers and employees (and the officers, directors and employees of the General Partner but otherwise excluding any of the Contributing Parties and their Affiliates) (the “Partnership Indemnified Parties”) harmless from and against any and all Damages suffered or incurred by any Partnership Indemnified Party as a result of or arising out of (a) any inaccuracy, violation or breach of a representation or warranty of the Contributing Parties in this Agreement or any Contributing Parties Ancillary Document, (b) any breach of any agreement or covenant on the part of the Contributing Parties made under Section 5.1 or (c) any breach of any other agreement or covenant on the part of the Contributing Parties made under this Agreement or any Contributing Parties Ancillary Document or in connection with the transactions contemplated hereby or thereby.

9.2 Indemnification of the Contributing Parties.

Subject to the limitations set forth in this Agreement, from and after the Closing Date, the Partnership Parties shall, jointly and severally, indemnify, defend and hold the Contributing Parties and their Affiliates and their respective securityholders, directors, officers and employees (the “Contributing Indemnified Parties”) harmless from and against any and all Damages suffered or incurred by the Contributing Indemnified Parties as a result of or arising out of (a) any inaccuracy, violation or breach of a representation or warranty of the Partnership Parties in this Agreement or any Partnership Ancillary Document, (b) any breach of any agreement or covenant on the part of the Partnership Parties made under Section 5.1 or (c) any breach of any other agreement or covenant on the part of the Partnership Parties made under this Agreement or any Partnership Ancillary Document or in connection with the transactions contemplated hereby or thereby.

9.3 Tax Indemnification.

With the exception of any inaccuracy, violation or breach of the representations and warranties of the Contributing Parties contained in Section 3.10, nothing in this Article IX shall apply to liability with respect to Taxes, the liability with respect to which shall be as set forth in Article VII.

9.4 Survival.

(a) All the provisions of this Agreement shall survive the Closing, notwithstanding any investigation at any time made by or on behalf of any Party hereto or any Knowledge any such Party may have, provided that the representations and warranties set forth in Article III and Article IV and in any certificate delivered in connection herewith with respect to any of those representations and warranties, and the covenants and agreements made under Section 5.1, shall terminate and expire at 12:01 a.m., Tulsa, Oklahoma time, on the one (1) year anniversary of the

Closing Date, except (i) the representations and warranties of the Contributing Parties set forth in Section 3.10 shall survive until thirty (30) days after the expiration of the applicable statutes of limitations (including all periods of extension and tolling), (ii) the representations and warranties of the Contributing Parties set forth in Sections 3.1(a), 3.1(b), 3.2, 3.4 and 3.17 shall survive forever and (iii) the representations and warranties of the Partnership Parties set forth in Sections 4.1, 4.2, 4.4 and 4.6 shall survive forever. After a representation and warranty or agreement or covenant has terminated and expired, no indemnification shall or may be sought pursuant to Section 9.1(a), Section 9.1(b), Section 9.2(a) or Section 9.2(b) by any Person who would have been entitled pursuant to this Article IX to indemnification on the basis of such representation and warranty or agreement or covenant prior to its termination and expiration, provided that in the case of each representation and warranty or covenant or agreement that shall terminate and expire as provided in this Section 9.4, no claim presented in writing for indemnification pursuant to this Article IX on the basis of such representation and warranty or agreement or covenant prior to its termination and expiration shall be affected in any way by that termination and expiration. Except as otherwise provided in this Section 9.4, the covenants and agreements entered into pursuant to this Agreement or any Ancillary Document shall survive the Closing in accordance with their terms (or, in the absence of a stated term, in perpetuity).

(b) The indemnification obligations under this Article IX or elsewhere in this Agreement shall apply regardless of whether any suit or action results solely or in part from the active, passive or concurrent negligence or strict liability of the indemnified party.

9.5 Demands.

(a) Each indemnified party hereunder agrees that promptly upon its discovery of facts giving rise to a claim for indemnity under the provisions of this Agreement, including receipt by it of notice of any demand, assertion, claim, action or proceeding, judicial or otherwise, by any third party (such claims for indemnity involving third party claims being collectively referred to herein as the “Indemnity Claim”), with respect to any matter as to which it claims to be entitled to indemnity under the provisions of this Agreement, it will give prompt notice thereof in writing to the indemnifying party (a “Claim Notice”), together with a detailed statement of such information respecting any of the foregoing as it shall have and all supporting evidence, including any Damages already incurred and its detailed estimate of any Damages to be incurred in the future. Such notice shall include a formal demand for indemnification under this Agreement.

(b) If the indemnified party knowingly failed to notify the indemnifying party thereof in accordance with the provisions of this Agreement in sufficient time to permit the indemnifying party or its counsel to defend against an Indemnity Claim and to make a timely response thereto, the indemnifying party’s indemnity obligation relating to such Indemnity Claim shall be limited to the extent that such failure has actually prejudiced or damaged the indemnifying party with respect to that Indemnity Claim.

(c) With respect to any claim for indemnification not involving an Indemnity Claim, the indemnifying party shall be deemed to have agreed to indemnify the indemnified party pursuant to this Article IX with respect to the claims set forth in any Claim Notice if and to the extent the indemnifying party does not provide the indemnified party notice of its disagreement with respect to the contents of a Claim Notice within thirty (30) calendar days of receipt thereof.

9.6 Right to Contest and Defend.

(a) The indemnifying party shall be entitled, at its cost and expense, to contest and defend by all appropriate legal proceedings any Indemnity Claim for which it is called upon to indemnify by the indemnified party under the provisions of this Agreement; provided, that notice of the intention to so contest shall be delivered by the indemnifying party to the indemnified party within twenty (20) days from the date of receipt by the indemnifying party of notice by the indemnified party of the assertion of the Indemnity Claim. Any such contest may be conducted in the name and on behalf of the indemnifying party or the indemnified party as may be appropriate. Such contest shall be conducted by reputable counsel employed by the indemnifying party and not reasonably objected to by the indemnified party, but the indemnified party shall have the right but not the obligation to participate in such proceedings and to be represented by counsel of its own choosing at its sole cost and expense.

(b) The indemnifying party shall have full authority to determine all action to be taken with respect thereto; provided, however, that the indemnifying party will not have the authority to subject the indemnified party to any obligation whatsoever, other than the performance of purely ministerial tasks or obligations not involving material expense or injunctive relief. If the indemnifying party does not elect to contest any such Indemnity Claim, the indemnifying party shall be bound by the result obtained with respect thereto by the indemnified party. If the indemnifying party assumes the defense of an Indemnity Claim, the indemnified party shall agree to any settlement, compromise or discharge of an Indemnity Claim that the indemnifying party may recommend and that by its terms obligates the indemnifying party to pay the full amount of the liability in connection with such Indemnity Claim, which releases the indemnified party completely in connection with such Indemnity Claim and which would not otherwise adversely affect the indemnified party as reasonably determined by the indemnified party.

(c) Notwithstanding the foregoing, the indemnifying party shall not be entitled to assume the defense of any Indemnity Claim (and shall be liable for the reasonable fees and expenses of counsel incurred by the indemnified party in defending such Indemnity Claim) if the Indemnity Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the indemnified party which the indemnified party reasonably determines, after conferring with its outside counsel, cannot be separated from any related claim for money damages. If such equitable relief or other relief portion of the Indemnity Claim can be so separated from that for money damages, the indemnifying party shall be entitled to assume the defense of the portion relating to money damages.

9.7 Cooperation.

If requested by the indemnifying party, the indemnified party agrees to cooperate with the indemnifying party and its counsel in contesting any Indemnity Claim that the indemnifying party elects to contest or, if appropriate, in making any counterclaim against the Person asserting the Indemnity Claim, or any cross-complaint against any Person, and the indemnifying party will reimburse the indemnified party for any expenses incurred by it in so cooperating without regard to any limitations set forth in Section 9.10. At no cost or expense to the indemnified party, the indemnifying party shall cooperate with the indemnified party and its counsel in contesting any Indemnity Claim.

9.8 Right to Participate.

The indemnified party agrees to afford the indemnifying party and its counsel the opportunity to be present at, and to participate in, conferences with all Persons, including Governmental Authorities, asserting any Indemnity Claim against the indemnified party or conferences with representatives of or counsel for such Persons.

9.9 Payment of Damages.

The indemnification required hereunder shall be made by periodic payments of the amount thereof during the course of the investigation or defense, within ten (10) days as and when reasonably specific bills are received or Damages are incurred and reasonable evidence thereof is delivered. In calculating any amount to be paid by an indemnifying party by reason of the provisions of this Agreement, the amount shall be reduced by all insurance proceeds received and any indemnification reimbursement proceeds received from third parties.

9.10 Limitations on Indemnification.

(a) To the extent that the Partnership Indemnified Parties are entitled to indemnification for Damages pursuant to Section 9.1(a) or Section 9.1(b), the Contributing Parties shall not be liable for such Damages until the aggregate amount of all such Damages exceeds 1.0% of the dollar value of the Aggregate Consideration as of the Closing Date (the “Threshold Amount”), and then, subject to the following sentence, the Contributing Parties shall be liable for all such Damages, whether incurred before or after the Threshold Amount was exceeded. In no event shall the Contributing Parties’ aggregate liability to the Partnership Indemnified Parties under Section 9.1(a) exceed 15.0% of the dollar value of the Aggregate Consideration as of the Closing Date (the “Ceiling Amount”). Notwithstanding the foregoing, (i) the Threshold Amount shall not apply to inaccuracies, violations or breaches of representations and warranties contained in Sections 3.1, 3.2, 3.4 and 3.17 (collectively, the “Contributing Parties Fundamental Representations”) and (ii) the Ceiling Amount shall not apply to inaccuracies, violations or breaches of any of the Contributing Parties Fundamental Representations, provided the Contributing Parties’ aggregate liability for a breach of the Contributing Parties Fundamental Representations shall not exceed an amount equal to the dollar value of the Aggregate Consideration as of the Closing Date.

(b) To the extent the Contributing Indemnified Parties are entitled to indemnification for Damages pursuant to Section 9.2(a) or Section 9.2(b), the Partnership Parties shall not be liable for such Damages until the aggregate amount of all such Damages exceeds the Threshold Amount, and then, subject to the following sentence, the Contributing Parties shall be liable for all such Damages, whether incurred before or after the Threshold Amount was exceeded. In no event shall the Partnership Parties’ aggregate liability to the Contributing Indemnified Parties under Section 9.2(a) exceed the Ceiling Amount. Notwithstanding the foregoing, (i) the

Threshold Amount shall not apply to inaccuracies, violations or breaches of representations and warranties contained in Sections 4.1, 4.2, 4.4 and 4.6 (the “Partnership Fundamental Representations”) and (ii) the Ceiling Amount shall not apply to inaccuracies, violations or breaches of any of the Partnership Fundamental Representations, provided the Partnership Parties’ aggregate liability for a breach of the Partnership Fundamental Representations shall not exceed an amount equal to the dollar value of the Aggregate Consideration as of the Closing Date.

(c) [Intentionally Omitted.]

(d) The Parties agree that any indemnification or payment obligation of the Contributing Parties under Section 9.1(a) (to the extent relating to any inaccuracy, violation or breach of a representation or warranty in Sections 3.1(b), 3.1(c), 3.4(b) or 3.4(c) or in Sections 3.5 through 3.16) relating to Damages suffered or incurred by the Partnership Indemnified Parties, attributable to SemCrude Pipeline or White Cliffs Pipeline or their respective assets, businesses or operations, shall be limited to Damages actually suffered or incurred by the Partnership Indemnified Parties. For purposes of illustration (and without limiting the generality of the foregoing), in the event any Damages are suffered or incurred by SemCrude Pipeline or White Cliffs Pipeline, the Damages suffered or incurred by the Partnership Parties would be 66.66% and 34% thereof, respectively.

9.11 Sole Remedy.

Should the Closing occur, no Party shall have any liability under this Agreement, any of the Ancillary Documents or the transactions contemplated hereby or thereby except as is provided in Article VII or this Article IX (other than claims or causes of action arising from actual fraud).

ARTICLE X

MISCELLANEOUS

10.1 Expenses.

Except as otherwise provided herein and regardless of whether the transactions contemplated hereby are consummated, each Party hereto shall pay its own expenses incident to this Agreement and all action taken in preparation for carrying this Agreement into effect.

10.2 Notices.

Any notice, request, instruction, correspondence or other document to be given hereunder by any party to another (herein collectively called “Notice”) shall be in writing and delivered (a) in person, (b) by reputable, overnight courier service requiring acknowledgment of receipt of delivery (with charges pre-paid) or (c) by facsimile transmission, as follows:

If to the Contributing Parties, addressed to:

SemGroup Corporation

6120 South Yale Avenue, Suite 700

Tulsa, OK 74136

Attention: General Counsel

Telecopy: (918) 524-8687

with a copy (which shall not constitute notice) to:

Conner & Winters, LLP

4000 One Williams Center

Tulsa, OK 74172-0148

Attention: J. Ryan Sacra

Telecopy: (918) 586-8628

If to the Partnership Parties, addressed to:

Rose Rock Midstream, L.P.

6120 South Yale Avenue, Suite 700

Tulsa, OK 74136

Attention: General Counsel

Telecopy: (918) 524-8687

with a copy (which shall not constitute notice) to:

Akin Gump Strauss Hauer & Feld LLP

1111 Louisiana Street, 44th Floor

Houston, Texas 77002

Attention: Christine B. LaFollette

 John Goodgame

Telecopy: (713) 236-0822

Notice given by personal delivery or reputable, overnight courier service shall be effective upon actual receipt. Notice given by facsimile transmission shall be confirmed by appropriate answer back and shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next business day after receipt if not received during the recipient’s normal business hours. Any party may change any address to which Notice is to be given to it by giving Notice as provided above of such change of address.

10.3 Governing Law; Jurisdiction.

This Agreement shall be governed and construed in accordance with the substantive Laws of the State of Delaware without reference to the Delaware conflicts of law principles. The Parties hereto irrevocably submit to the jurisdiction of the courts of the State of Oklahoma and the federal courts of the United States of America located in Tulsa County, Oklahoma over any dispute between the Parties arising out of this Agreement or the transactions contemplated hereby, and each Party irrevocably agrees that all such claims in respect of such dispute shall be heard and determined in such courts. The Parties hereto irrevocably waive, to the fullest extent permitted by Law, any objection which they may now or hereafter have to the venue of any dispute arising out of this Agreement or the transaction contemplated hereby being brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each Party agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

10.4 Public Statements.

The Parties shall consult with each other and no Party shall issue any public announcement or statement with respect to this Agreement or the transactions contemplated hereby without the consent of the other Parties, unless the Party desiring to make such announcement or statement, after seeking such consent from the other Parties, obtains advice from legal counsel that a public announcement or statement is required by applicable Law or stock exchange rules or regulations.

10.5 Entire Agreement; Amendments and Waivers.

(a) This Agreement and the Ancillary Documents constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. Each Party to this Agreement agrees that no other Party to this Agreement (including through its agents and representatives) has made any representation, warranty, covenant or agreement to or with such Party relating to this Agreement or the transactions contemplated hereby, other than those expressly set forth herein and in the Ancillary Documents.

(b) No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by each Party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

10.6 Conflicting Provisions.

This Agreement and the other Ancillary Documents, read as a whole, set forth the Parties’ rights, responsibilities and liabilities with respect to the transactions contemplated by this Agreement. In the Agreement and the Ancillary Documents, and as between them, specific provisions prevail over general provisions. In the event of a conflict between this Agreement and the Ancillary Documents, this Agreement shall control.

10.7 Binding Effect; Assignment; Parties in Interest.

This Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns, but neither this Agreement nor any of the rights, benefits or obligations hereunder shall be assigned or transferred, by operation of law or otherwise, by any Party hereto without the prior written consent of each other Party. Notwithstanding anything in this Section 10.7, any Party may (without seeking the consent of the other Parties) transfer or otherwise alienate any of its rights, title, interest or obligations under this Agreement in connection with (a) a transfer to an Affiliate which remains an Affiliate, (b) the granting of a pledge, mortgage, hypothecation, Lien or other security interest, (c) the foreclosure (judicial or non-judicial) or other settlement or rearrangement pursuant to or in connection with any transfer made pursuant to (b) above, (d) a transfer in connection with the sale of all or substantially all of the assets of such Party, if applicable, or (e) a merger, consolidation, share exchange or other form of statutory reorganization with another Person if such Party is the sole surviving Person. Except as otherwise provided in Article VII and Article IX with respect to the Contributing Indemnified Parties and the Partnership Indemnified Parties, nothing in this Agreement, express or implied, is intended to confer upon any Person other than the Parties and their respective permitted successors and assigns, any rights, benefits or obligations hereunder.

10.8 Severability.

If any provision of the Agreement is rendered or declared illegal or unenforceable by reason of any existing or subsequently enacted legislation, by decree of a court of last resort or any other Law, the Partnership Parties and the Contributing Parties shall promptly meet and negotiate in good faith substitute provisions for those rendered or declared illegal or unenforceable, but all of the remaining provisions of this Agreement shall remain in full force and effect.

10.9 Interpretation.

It is expressly agreed by the Parties that neither this Agreement nor any of the Ancillary Documents shall be construed against any Party, and no consideration shall be given or presumption made, on the basis of who drafted this Agreement, any Ancillary Document or any provision hereof or thereof or who supplied the form of this Agreement or any of the Ancillary Documents. Each Party agrees that this Agreement has been purposefully drawn and correctly reflects its understanding of the transactions contemplated by this Agreement and, therefore, waives the application of any Law or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

10.10 Headings and Disclosure Schedules.

(a) The headings of the several Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

(b) The Disclosure Schedules and the Exhibits referred to herein are attached hereto and incorporated herein by this reference, and unless the context expressly requires otherwise, the Disclosure Schedules and such Exhibits are incorporated in the definition of “Agreement.”

(c) Any matter disclosed in the Disclosure Schedules pursuant to any section of this Agreement shall be deemed to have been disclosed by such disclosing Parties for purposes of each other representation and warranty of this Agreement to which the relevance of such disclosure is reasonably apparent on its face. The listing (or inclusion of a copy) of a document or other item in the Disclosure Schedules shall be adequate to disclose an exception to a representation or warranty made herein if the nature and relevance of such exception is reasonably apparent on its face from the listing (or inclusion of a copy) of such document. The inclusion of any information in the Disclosure Schedules shall not be deemed to be an admission or evidence of the materiality of such item, nor shall it establish a standard of materiality for any purpose whatsoever.

10.11 Multiple Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.12 Action by Partnership Parties.

With respect to any action, notice, consent, approval or waiver that is required to be taken or given or that may be taken or given by the Partnership Parties prior to the Closing Date, such action, notice, consent, approval or waiver shall be taken or given (a) if material, by the Conflicts Committee on behalf of the Partnership Parties, and (b) if immaterial, by the Partnership Parties directly.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

SEMGROUP CORPORATION

By:	/s/ Robert N. Fitzgerald
Name: Robert N. Fitzgerald
Title: Senior Vice President and Chief Financial Officer

ROSE ROCK MIDSTREAM HOLDINGS, LLC

By:	/s/ Robert N. Fitzgerald
Name: Robert N. Fitzgerald
Title: Senior Vice President and Chief
Financial Officer

ROSE ROCK MIDSTREAM GP, LLC

By:	/s/ Robert N. Fitzgerald
Name: Robert N. Fitzgerald
Title: Senior Vice President and Chief
Financial Officer

[Signature Page to the Contribution Agreement]

ROSE ROCK MIDSTREAM, L.P.
By:	Rose Rock Midstream GP, LLC, its general partner

By:	/s/ Robert N. Fitzgerald
Name: Robert N. Fitzgerald
Title: Senior Vice President and Chief
Financial Officer

ROSE ROCK MIDSTREAM OPERATING, LLC

By:	/s/ Robert N. Fitzgerald
Name: Robert N. Fitzgerald
Title: Senior Vice President and Chief
Financial Officer

[Signature Page to the Contribution Agreement]

EXHIBIT A

FORM OF CONTRIBUTION, CONVEYANCE AND ASSUMPTION

AGREEMENT

[ATTACHED.]

CONTRIBUTION, CONVEYANCE AND ASSUMPTION AGREEMENT

BY AND AMONG

SEMGROUP CORPORATION,

ROSE ROCK MIDSTREAM HOLDINGS, LLC,

ROSE ROCK MIDSTREAM GP, LLC,

ROSE ROCK MIDSTREAM, L.P.

AND

ROSE ROCK MIDSTREAM OPERATING, LLC

December [    ], 2013

CONTRIBUTION, CONVEYANCE AND ASSUMPTION AGREEMENT

This Contribution, Conveyance and Assumption Agreement (this “Agreement”), dated as of December [ ], 2013, is entered into by and among SemGroup Corporation, a Delaware corporation (“SemGroup”), Rose Rock Midstream Holdings, LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of SemGroup (“RRMH”), Rose Rock Midstream GP, LLC, a Delaware limited liability company and an indirect, wholly-owned subsidiary of SemGroup (the “General Partner”), Rose Rock Midstream, L.P., a Delaware limited partnership (the “Partnership”), and Rose Rock Midstream Operating, LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of the Partnership (“RRMO”). SemGroup, RRMH and the General Partner are referred to herein collectively as the “Contributing Parties,” the Partnership and RRMO are referred to herein collectively as the “Partnership Parties” and the Contributing Parties and Partnership Parties are referred to herein collectively as the “Parties.”

RECITALS

WHEREAS, RRMH and RRMO own 66.67% and 33.33% of the membership interests in SemCrude Pipeline, L.L.C., a Delaware limited liability company (“SemCrude Pipeline”), respectively;

WHEREAS, SemCrude Pipeline owns a 51% membership interest in White Cliffs Pipeline, L.L.C., a Delaware limited liability company (“White Cliffs Pipeline”);

WHEREAS, pursuant to this Agreement and the Contribution Agreement, the Contributing Parties desire to contribute, and the Partnership Parties desire to accept, 33.33% of the outstanding membership interests in SemCrude Pipeline (the “Subject Interest”) in exchange for the consideration described below;

WHEREAS, after giving effect to the completion of the contribution of the Subject Interest referred to above pursuant to the terms of this Agreement and the Contribution Agreement, RRMH and RRMO will directly own a 33.34% and 66.66% membership interest in SemCrude Pipeline, respectively, and indirectly own a 17% and 34% membership interest in White Cliffs Pipeline, respectively;

WHEREAS, in order to accomplish the objectives and purposes in the preceding recitals, and to effect the intent of the Parties in connection with the consummation of the transactions contemplated hereby, the Parties previously entered into that certain Contribution Agreement, dated as of December 12, 2013 (the “Contribution Agreement”); and

WHEREAS, as part of the consummation of the transactions contemplated hereby (the “Closing”), each of the following shall occur:

1. RRMH shall contribute the Subject Interest to the Partnership (a portion of the Subject Interest equal to 2/98ths of the aggregate value of the Additional LP Units being conveyed on behalf of the General Partner).

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2. The Partnership shall borrow funds pursuant to the Revolving Credit Agreement in an amount equal to $173.1 million (the “Debt Proceeds”), and such Debt Proceeds shall be deposited into a bank account maintained solely by the Partnership (the “Partnership Bank Account”).

3. As consideration for the transfer of the Subject Interest to the Partnership, the Partnership shall: (a) distribute cash in the amount of $173,137,755 (the “Cash Consideration”) to RRMH, a portion of which is a reimbursement of preformation capital expenditures (as that term is defined by Treasury Regulation Section 1.707-4(d)) incurred with respect to the Subject Interest (such preformation capital expenditures referred to herein as “Capital Expenditures”); (b) issue 1,250,000 Class A Units and 1,500,000 Common Units to RRMH (collectively, the “Additional LP Units”); and (c) increase the capital account of the General Partner by an amount equal to the Additional GP Interest and issue 56,122 Notional General Partner Units (the “Additional GP Units”) to the General Partner, each in consideration for the contribution to the Partnership on behalf of the General Partner of a portion of the Subject Interest. The Cash Consideration shall be paid from the Debt Proceeds.

4. The Partnership shall contribute the Subject Interest to RRMO.

NOW, THEREFORE, in consideration of their mutual undertakings and agreements set forth herein and in the Contribution Agreement, the Parties undertake and agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 The following capitalized terms shall have the meanings given below.

(a) “Additional GP Interest” means a dollar amount equal to 2/98ths of the aggregate value of the Additional LP Units.

(b) “Additional GP Units” has the meaning assigned to such term in the recitals.

(c) “Additional LP Units” has the meaning assigned to such term in the recitals.

(d) “Agreement” has the meaning assigned to such term in the preamble.

(e) “Amended SemCrude Pipeline LLC Agreement” means the Amended and Restated Operating Agreement of SemCrude Pipeline dated as of January 11, 2013.

(f) “Cash Consideration” has the meaning assigned to such term in the recitals.

(g) “Class A Units” has the meaning assigned to such term in the Partnership Agreement.

(h) “Closing” has the meaning assigned to such term in the recitals.

2

(i) “Closing Date” has the meaning assigned to such term in the Contribution Agreement.

(j) “Common Units” has the meaning assigned to such term in the Partnership Agreement.

(k) “Contributing Parties” has the meaning assigned to such term in the preamble.

(l) “Contribution Agreement” has the meaning assigned to such term in the recitals.

(m) “General Partner” has the meaning assigned to such term in the preamble.

(n) “Notional General Partner Units” has the meaning assigned to such term in the Partnership Agreement.

(o) “Parties” has the meaning assigned to such term in the preamble.

(p) “Partnership” has the meaning assigned to such term in the preamble.

(q) “Partnership Agreement” means the Second Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of December 14, 2011, as amended by Amendment No. 1 thereto dated January 11, 2013, and as amended by Amendment No. 2 thereto dated as of the date hereof.

(r) “Partnership Parties” has the meaning assigned to such term in the preamble.

(s) “Revolving Credit Agreement” means the credit agreement, dated as of November 10, 2011, by and among the Partnership, as the borrower, certain subsidiaries of the Partnership, as guarantors, The Royal Bank of Scotland plc, as administrative agent and collateral agent, and the lenders party thereto, as amended.

(t) “RRMH” has the meaning assigned to such term in preamble.

(u) “RRMO” has the meaning assigned to such term in the preamble.

(v) “SemCrude Pipeline” has the meaning assigned to such term in the recitals.

(w) “SemGroup” has the meaning assigned to such term in the preamble.

(x) “Subject Interest” has the meaning assigned to such term in the recitals.

(y) “White Cliffs Pipeline” has the meaning assigned to such term in the recitals.

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ARTICLE II

CONTRIBUTIONS, ACKNOWLEDGMENTS AND DISTRIBUTIONS

Section 2.1 Contribution by RRMH of the Subject Interest to the Partnership. RRMH hereby grants, contributes, bargains, conveys, assigns, transfers, sets over and delivers to the Partnership, its successors and assigns, for its and their own use forever, all right, title and interest in and to the Subject Interest (with a portion of the Subject Interest equal to 2/98ths of the aggregate value of the Additional LP Units being conveyed on behalf of the General Partner), and the Partnership hereby accepts the Subject Interest from RRMH as a contribution by the Contributing Parties.

Section 2.2 Distribution of Cash Consideration; Issuance of Additional LP Units. The Parties acknowledge that the Partnership has distributed the Cash Consideration, a portion of which is a reimbursement of Capital Expenditures, and issued the Additional LP Units to RRMH. The Cash Consideration has been paid from the Debt Proceeds. The Contributing Parties hereby acknowledge receipt of the Cash Consideration and the Additional LP Units.

Section 2.3 Increase in Capital Account of the General Partner. The Parties acknowledge that the capital account of the General Partner has been increased by an amount equal to the Additional GP Interest in consideration for a contribution to the Partnership on behalf of the General Partner of a portion of the Subject Interest corresponding to the Additional GP Units.

Section 2.4 Issuance of Additional GP Units. The Parties acknowledge that the Partnership has issued the Additional GP Units to the General Partner. The General Partner acknowledges receipt of the Additional GP Units.

Section 2.5 Contribution by the Partnership of the Subject Interest to RRMO. Immediately following the contribution of the Subject Interest to the Partnership pursuant to Section 2.1, the Partnership hereby grants, contributes, bargains, conveys, assigns, transfers, sets over and delivers to RRMO, its successors and assigns, for its and their own use forever, all right, title and interest in and to the Subject Interest, and RRMO hereby accepts such contribution from the Partnership. The parties shall cause Exhibit A to the Amended SemCrude Pipeline LLC Agreement to be updated effective as of the date hereof to be as set forth on Exhibit A hereto.

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ARTICLE III

FURTHER ASSURANCES

Section 3.1 Further Assurances. From time to time after the Closing, and without any further consideration, the Parties agree to execute, acknowledge and deliver all such additional deeds, assignments, bills of sale, conveyances, instruments, notices, releases, acquittances and other documents, and will do all such other acts and things, all in accordance with applicable law, as may be necessary or appropriate (a) to more fully assure that the applicable Parties own all of the properties, rights, titles, interests, estates, remedies, powers and privileges granted by this Agreement, or which are intended to be so granted, or (b) to more fully and effectively vest in the applicable Parties and their respective successors and assigns beneficial and record title to the interests contributed and assigned by this Agreement or intended so to be.

Section 3.2 Other Assurances. From time to time after the Closing, and without any further consideration, each of the Parties shall execute, acknowledge and deliver all such additional instruments, notices and other documents, and will do all such other acts and things, all in accordance with applicable law, as may be necessary or appropriate to more fully and effectively carry out the purposes and intent of this Agreement. It is the express intent of the Parties that the Partnership or its subsidiaries own the Subject Interest that is identified in this Agreement.

ARTICLE IV

MISCELLANEOUS

Section 4.1 References; Interpretation. In construing and interpreting this Agreement: (a) the word “includes” and its derivatives means “includes, without limitation” and corresponding derivative expressions; (b) the currency amounts referred to herein, unless otherwise specified, are in United States dollars; (c) unless otherwise specified, all references in this Agreement to “Article,” “Section,” “preamble” or “recitals” shall be references to an Article, Section, preamble or recitals hereto; (d) whenever the context requires, the words used in this Agreement shall include the masculine, feminine and neuter, as well as the singular and the plural; (e) references to a Party include its permitted successors and assigns; (f) the Article and Section headings herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof; and (g) the words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. In the event of a conflict between the terms of this Agreement and the Contribution Agreement, the terms of the Contribution Agreement shall prevail.

Section 4.2 Successors and Assigns; Parties in Interest. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns, but neither this Agreement nor any of the rights, benefits or obligations hereunder shall be assigned or transferred, by operation of law or otherwise, by any Party hereto without the prior written consent of each other Party. Notwithstanding anything in this Section 4.2, any Party may (without seeking the consent of the other Parties) transfer or otherwise alienate any of its rights, title, interest or obligations under this Agreement in connection with (a) a transfer to an affiliate which remains an affiliate, (b) the granting of a pledge, mortgage, hypothecation, lien or

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other security interest, (c) the foreclosure (judicial or non-judicial) or other settlement or rearrangement pursuant to or in connection with any transfer made pursuant to (b) above, (d) a transfer in connection with the sale of all or substantially all of the assets of such Party, if applicable, or (e) a merger, consolidation, share exchange or other form of statutory reorganization with another person if such Party is the sole surviving person. Nothing in this Agreement, express or implied, is intended to confer upon any person other than the Parties and their respective permitted successors and assigns, any rights, benefits or obligations hereunder.

Section 4.3 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 4.4 Governing Law. This Agreement shall be governed and construed in accordance with the substantive laws of the State of Delaware without reference to the Delaware conflicts of law principles.

Section 4.5 Severability. If any of the provisions of this Agreement are held by any court of competent jurisdiction to contravene, or to be invalid under, the laws of any political body having jurisdiction over the subject matter hereof, such contravention or invalidity shall not invalidate the entire Agreement. Instead, this Agreement shall be construed as if it did not contain the particular provision or provisions held to be invalid and an equitable adjustment shall be made and necessary provision added so as to give effect to the intention of the Parties as expressed in this Agreement at the time of execution of this Agreement.

Section 4.6 Amendment; Modification; Waiver. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by each Party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 4.7 Integration. This Agreement, the Contribution Agreement and the instruments referenced herein or therein supersede all previous understandings or agreements among the Parties, whether oral or written, with respect to their subject matter. This Agreement, the Contribution Agreement and such instruments contain the entire understanding of the Parties with respect to the subject matter hereof and thereof. Except as provided in this Agreement, the Contribution Agreement or the instruments referenced herein or therein, no understanding, representation, promise or agreement, whether oral or written, is intended to be or shall be included in or form part of this Agreement, the Contribution Agreement or any such instrument unless it is contained in a written amendment hereto or thereto and executed by the Parties hereto or thereto after the date of this Agreement or such instrument.

Section 4.8 Deed; Bill of Sale; Assignment. To the extent required and permitted by applicable law, this Agreement shall also constitute a “deed,” “bill of sale” or “assignment” of the assets and interests referenced herein.

[Signature Pages Follow]

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IN WITNESS WHEREOF, this Agreement has been duly executed by the Parties hereto as of the date first above written.

SEMGROUP CORPORATION

By:
Name: Norman J. Szydlowski
Title: President and Chief Executive Officer

ROSE ROCK MIDSTREAM HOLDINGS, LLC

By:
Name: Norman J. Szydlowski
Title: President and Chief Executive Officer

ROSE ROCK MIDSTREAM GP, LLC

By:
Name: Norman J. Szydlowski
Title: President and Chief Executive Officer

[Signature Page to Contribution, Conveyance and Assumption Agreement]

ROSE ROCK MIDSTREAM, L.P.
By:	Rose Rock Midstream GP, LLC, its general partner

By:
Name: Norman J. Szydlowski
Title: President and Chief Executive Officer

ROSE ROCK MIDSTREAM OPERATING, LLC

By:
Name: Norman J. Szydlowski
Title: President and Chief Executive Officer

[Signature Page to Contribution, Conveyance and Assumption Agreement]

AMENDED AND RESTATED OPERATING AGREEMENT OF SEMCRUDE

PIPELINE, L.L.C. DATED EFFECTIVE AS OF JANUARY 11, 2013 MEMBERS

EXHIBIT A

Membership Interests as of December [    ], 2013

Name and address of Member	Capital Contribution	Equity Percentage Interest
Rose Rock Midstream Holdings, LLC 6120 S. Yale Ave. Suite 700 Tulsa, Oklahoma 74136	*	33.34%

Rose Rock Midstream Operating, LLC 6120 S. Yale Ave. Suite 700 Tulsa, Oklahoma 74136	*	66.66%

*	To be updated within sixty days of December 31, 2013 to reflect the transactions contemplated under that certain Contribution Agreement, dated December 12, 2013, by and among SemGroup, Holdings, the General Partner, the Partnership and RRMO.

EXHIBIT B

FORM OF AMENDMENT NO. 2 TO THE

SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED

PARTNERSHIP

OF

ROSE ROCK MIDSTREAM, L.P.

[ATTACHED.]

AMENDMENT NO. 2 TO THE

SECOND AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

ROSE ROCK MIDSTREAM, L.P.

This Amendment No. 2, dated December [•], 2013 (this “Amendment”), to the Second Amended and Restated Agreement of Limited Partnership of Rose Rock Midstream, L.P., a Delaware limited partnership (the “Partnership”), dated as of December 14, 2011, as amended by Amendment No. 1 thereto dated January 11, 2013 (the “Partnership Agreement”), is hereby adopted by Rose Rock Midstream GP, LLC, a Delaware limited liability company (the “General Partner”), as general partner of the Partnership. Capitalized terms used but not defined herein are used as defined in the Partnership Agreement.

RECITALS

WHEREAS, Section 5.6 of the Partnership Agreement provides that the Partnership may issue additional Partnership Interests for any partnership purpose, at any time and from time to time and for such consideration and on such terms and conditions as the General Partner shall determine, all without the approval of any Limited Partners; and

WHEREAS, Section 13.1(g) of the Partnership Agreement provides that the General Partner, without the approval of any Partner, may amend any provision of the Partnership Agreement to reflect an amendment that the General Partner determines to be necessary or appropriate in connection with the creation, authorization or issuance of any class or series of Partnership Interests pursuant to Section 5.6 of the Partnership Agreement; and

WHEREAS, Section 13.1(d)(i) of the Partnership Agreement provides that the General Partner, without the approval of any Partner, may amend any provision of the Partnership Agreement to reflect a change that the General Partner determines does not adversely affect the Limited Partners considered as a whole (or any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect; and

WHEREAS, the Partnership previously entered into a Contribution Agreement, dated January 8, 2013, by and among the Partnership, the General Partner, SemGroup Corporation (“SemGroup”), Rose Rock Midstream Holdings, LLC, a Delaware limited liability company (“Holdings”), and Rose Rock Midstream Operating, LLC, a Delaware limited liability company (“Operating”), pursuant to which, among other things, (i) Holdings assigned and conveyed a 33.33% member interest in SemCrude Pipeline, L.L.C., a Delaware limited liability company (“SemCrude Pipeline”), which owns a 51.00% member interest in White Cliffs Pipeline, L.L.C., a Delaware limited liability company (“White Cliffs”), to the Partnership, and (ii) the Partnership issued to Holdings 1,250,000 Class A Units, which were authorized and issued pursuant to Amendment No. 1 to the Partnership Agreement dated January 11, 2013; and

WHEREAS, the Partnership has entered into a Contribution Agreement, dated December 12, 2013, by and among the Partnership, the General Partner, SemGroup, Holdings, and Operating, pursuant to which, among other things, (i) Holdings will assign and convey another 33.33% member interest in SemCrude Pipeline to the Partnership, and (ii) the Partnership will issue to Holdings an additional 1,250,000 Class A Units (the “Second Drop Down Class A Units”); and

WHEREAS, the issuance of the Second Drop Down Class A Units complies with the requirements of the Partnership Agreement; and

WHEREAS, the General Partner anticipates that it will enter into a third Contribution Agreement in the future, pursuant to which, among other things, (i) Holdings will assign and convey the remaining 33.34% member interest in SemCrude Pipeline to the Partnership, and (ii) the Partnership will issue to Holdings an Class A Units in an amount yet to be determined (the “Third Drop Down Class A Units” and, collective with the Second Drop Down Class A Units, the “Additional Class A Units”); and

WHEREAS, the issuance of the Third Drop Down Class A Units will also comply with the requirements of the Partnership Agreement; and

WHEREAS, the General Partner has determined, that the amendments to the Partnership Agreement set forth herein (i) do not adversely affect the Limited Partners considered as a whole in any material respect and (ii) are necessary or appropriate in connection with the creation, authorization and issuance of the Additional Class A Units;

NOW, THEREFORE, the General Partner does hereby amend the Partnership Agreement as follows:

Section 1. AMENDMENT. Section 5.12(a) of Article V of the Partnership Agreement is hereby amended and restated in its entirety as follows:

“Section 5.12 Establishment of Class A Units.

(a) General. The General Partner hereby designates and creates a class of Partnership Interest to be designated as “Class A Units” and consisting of a total of 7,500,000 Class A Units, and fixes the designations, preferences and relative, participating, optional or other special rights, powers and duties of holders of the Class A Units as set forth in this Section 5.12.

Section 2. RATIFICATION OF PARTNERSHIP AGREEMENT. Except as expressly modified and amended herein, all of the terms and conditions of the Partnership Agreement shall remain in full force and effect.

Section 3. GOVERNING LAW. This Amendment will be governed by and construed in accordance with the laws of the State of Delaware.

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IN WITNESS WHEREOF, the General Partner has executed this Amendment as of the date first written above.

GENERAL PARTNER:
ROSE ROCK MIDSTREAM GP, LLC

By:
Name: Norman J. Szydlowski
Title: President and Chief Executive Officer

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